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                          COMPUTER SERVICES AGREEMENT

                                       BY

                                      AND

                                    BETWEEN

                          AVIS RENT A CAR SYSTEM, INC.

                                      AND

                           WIZCOM INTERNATIONAL, LTD.

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                               TABLE OF CONTENTS

                                                                   Page

ARTICLE 1  DEFINITIONS...............................................1
1.1      Certain Definitions.........................................1
1.2      Other Definitions...........................................6

ARTICLE 2  TERM......................................................6

ARTICLE 3  SCOPE OF SERVICES.........................................6
3.1      Description of Services.....................................6
3.2      Additional WizCom Services..................................7

ARTICLE 4  CHARGES AND PAYMENT.......................................8
4.1      Invoicing and Payments......................................8
4.2      Taxes      .................................................8
4.3      Disputed Charges............................................8
4.4      Pro-ration..................................................8

ARTICLE 5  MANAGEMENT................................................9
5.1      Organization................................................9
5.2      WizCom Management Process..................................10
5.3      Avis Authorized User.......................................11
5.4      Avis Responsibilities......................................12
5.5      Procedures Manual..........................................13
5.6      Use of Subcontractors......................................14
5.7      Reports and Meetings.......................................15
5.8      Avis Audit Rights..........................................16

ARTICLE 6  PERFORMANCE STANDARDS ...................................17
6.1      Performance Standards in General...........................17
6.2      Periodic Review............................................17
6.3      Measurement and Monitoring Tools...........................17

ARTICLE 7  RESPONSIBILITY FOR RESOURCES.............................18
7.1      Software License...........................................18
7.2      International Considerations...............................19
7.3      Hardware...................................................19
7.4      Avis Third Party Software..................................20
7.5      Escrow Agreement...........................................20

ARTICLE 8  APPLICATION MODIFICATIONS................................21
8.1      Modifications..............................................21
8.2      Methodology and Project Management Procedures..............23
8.3      Third Parties..............................................23

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8.4      Documentation..............................................24

ARTICLE 9  SAFEGUARDING OF DATA; CONFIDENTIALITY....................24
9.1      Avis Data..................................................24
9.2      Safeguarding of Avis Data..................................25
9.3      Confidentiality............................................25

ARTICLE 10  INDEMNITIES.............................................27
10.1     WizCom Indemnities.........................................27
10.2     Avis Indemnities...........................................28
10.3     Infringement...............................................29
10.4     Additional Indemnities.....................................29
10.5     Indemnification Procedures.................................30
10.6     Exclusive Remedy...........................................30
10.7     Subrogation................................................30

ARTICLE 11  REPRESENTATIONS, WARRANTIES AND COVENANTS...............30
11.1     Software Rights............................................30
11.2     Authorization..............................................31
11.3     Viruses....................................................31
11.4     Disabling Code.............................................31
11.5     Disclaimer.................................................31

ARTICLE 12  LIMITATION ON LIABILITY.................................32
12.1     Limitation on Liability....................................32
12.2     Force Majeure..............................................32

ARTICLE 13  INSURANCE AND RISK OF LOSS..............................33
13.1     WizCom Insurance...........................................33
13.2     Avis Insurance.............................................34
13.3     Risk of Loss...............................................34

ARTICLE 14  TERMINATION.............................................35
14.1     Termination for Cause......................................35
14.2     Termination for Cessation of Business......................36
14.3     Termination for Insolvency.................................37
14.4     Extension of Termination Effective Date....................37
14.5     Termination Assistance.....................................37
14.6     Equitable Remedies.........................................38
14.7     Unrecovered Allowable Costs................................38

ARTICLE 15  DISPUTE RESOLUTION......................................38
15.1     Dispute Resolution.........................................38
15.2     Continued Performance......................................40
15.3     Governing Law; Jurisdiction................................40

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ARTICLE 16  GENERAL.................................................40
16.1     Binding Nature; No Assignment..............................40
16.2     Timeliness.................................................40
16.3     Right to Perform Services for Others.......................40
16.4     Entire Agreement; Amendment................................41
16.5     Counterparts...............................................41
16.6     Headings...................................................41
16.7     Relationship of the Parties (Independent Contractor).......41
16.8     Equal Opportunity Employer.................................41
16.9     Non-Hiring.................................................41
16.10    Notices....................................................42
16.11    Severability...............................................43
16.12    Consents and Approvals.....................................43
16.13    No Waiver of Default.......................................43
16.14    Media Releases.............................................43
16.15    Survival...................................................44
16.16    No Third Party Beneficiaries...............................44
16.17    Compliance with Laws and Regulations.......................44
16.18    Covenant of Good Faith.....................................44

SCHEDULES

SCHEDULE  A:               Services
                                    A1:     Data Center And Systems Services
                                    A2:     Applications Development Services
                                    A3:     Data Communications Services
                                    A4:     Help Desk Services
SCHEDULE  B:               Performance Standards
SCHEDULE  C:               Charges
SCHEDULE  D:               WizCom Third Party Software
SCHEDULE  E:               Avis Third Party Software
SCHEDULE  F:               Wizard System Functions
SCHEDULE  G                Other Computer System Functions
SCHEDULE  H                Intentionally Omitted
SCHEDULE  I                Termination Assistance
SCHEDULE  J                Escrow Agreement
SCHEDULE  K                Exclusive Systems

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                          COMPUTER SERVICES AGREEMENT


         This Computer Services Agreement (the "Agreement"), effective as of July 30, 1997 (the "Effective Date"), is entered into by and between Avis Rent a Car System, Inc., a Delaware corporation with its principal place of business located at 900 Old Country Road, Garden City, New York 11530 ("Avis"), and WizCom International, Ltd., a Delaware Corporation with a place of business located at 900 Old Country Road, Garden City, New York 11530 ("WizCom"). As used in this Agreement, "Party" means either Avis or WizCom and "Parties" means WizCom and Avis.


                              W I T N E S S E T H


         WHEREAS, Avis rents vehicles under the Avis trade name or mark to customers in the United States and around the world at rental locations that are owned and operated by Avis and its affiliates, and at other locations owned and operated by entities that have entered into agency or other similar agreements with Avis or its affiliates;

         WHEREAS, WizCom is an information services company that provides car rental and reservation processing systems and services and other information services to companies in the hospitality and transportation industry; and

         WHEREAS, Avis desires to obtain from WizCom car rental and reservation processing systems and services and other information systems and services for Avis's business operations, and WizCom desires to provide such systems and services, all in a manner consistent with this Agreement.

         NOW, THEREFORE, the Parties hereby agree as follows:


ARTICLE  1  DEFINITIONS.

1.1      Certain Definitions.

         "Account Team for Avis" shall have the meaning ascribed to such term in
         Section 5.1(b).

         "Additional  Services" shall have the meaning  ascribed to such term in
Section 3.2.

         "Affiliate" for either party shall mean, with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity.

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         "Applications  Software" or  "Applications"  shall mean those  computer programs, including supporting documentation and media, that WizCom uses to perform the Services other than Systems Software.

         "Avis Agency Operator" shall mean an individual or entity which rents Avis vehicles pursuant to an Agency Operator Agreement with Avis.

         "Avis Authorized User" shall mean an Affiliate, an Avis Agency Operator, and their agents and representatives, which have, with Avis's consent, access to use the Systems or any part thereof for the conduct of the Avis vehicle rental business.

         "Avis Data" shall mean information entered by or on behalf of Avis or an Avis Authorized User into the Systems or derived from such information through use of the Systems.

         "Avis Location" shall mean any administrative or rental location from which vehicle rental business is controlled or conducted by Avis or an Avis Authorized User.

         "Avis Owned Software" shall mean software owned by Avis or an Avis Affiliate as of the Effective Date during the Term and designated by Avis for WizCom to support and/or operate for Avis pursuant to the terms and conditions of this Agreement. Avis Owned Software as of the Effective Date is listed in Schedule L.

         "Avis Software" shall mean, collectively, Avis Owned Software and Avis Third Party Software.

         "Avis Third Party Software" shall mean the software licensed by Avis or an Avis Affiliate from third party vendors as of the Effective Date and during the Term and designated by Avis for WizCom to support and/or operate for Avis pursuant to the terms and conditions of this Agreement. Avis Third Party Software as of the Effective Date is listed in Schedule E.

         "Backbone" shall mean WizCom-provided communication lines, services and equipment, when applicable, which connect the WizCom Network Ports to the Data Center computers. Backbone includes all communications equipment or portions of such equipment at a Network Node site that is not considered Port or Network Access.

         "Confidential Information" shall have the meaning ascribed to such term in Section 9.3(a)(2).

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         "Control" and its  derivatives  shall mean,  with regard to any entity, the legal, beneficial, or equitable ownership, directly or indirectly, of 50% or more of the capital stock (or other ownership interest, if not a corporation) of such entity ordinarily having voting rights.

         "Data Center" shall mean the facility or facilities, including the related Equipment, Software and personnel, which WizCom uses to provide the Services, as further described in Schedule A. As of the Effective Date, the Data Center is primarily located in Garden City, New York.

         "Effective Date" the effective date shall be July 30, 1997.

         "End User Equipment" shall mean any equipment, workstations, data terminals, LAN servers (other than LAN servers used to access or control the Network), communications equipment and associated peripheral equipment used by Avis and Avis Authorized Users to access the Systems and/or manage the Avis vehicle rental business.

         "End User Equipment Services" shall have the meaning ascribed to such term in Section 3.1(b).

         "Enhancement" shall have the meaning ascribed to such term in Section
          8.1(b).

         "Equipment" shall mean the computer equipment used by WizCom to provide the Services, including associated attachments, features, accessories and peripheral devices. The Equipment shall not include End User Equipment.

         "Escrow  Agreement"  shall have the  meaning  ascribed  to such term in
Section 7.5.

         "Financial  Plan"  shall  have the  meaning  ascribed  to such  term in
Section 5.2(a)(1).

         "Help Desk"  shall have the  meaning  ascribed to such term in Schedule
A4.

         "Maintenance" shall have the meaning ascribed to such term in Section 8.1(a)(1).

         "Master License Agreement" shall mean the Master License Agreement dated July 30, 1997 between Avis and HFS Car Rental, Inc.

         "Modification" shall have the meaning ascribed to such term in Section 8.1.

         "Network" shall mean the network comprised of communications equipment, components and services for data communications used to transmit and receive data signals among Avis Locations, the Data Center and other locations mutually agreed upon by the Parties in accordance with this Agreement. For purposes of

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         communications  between Avis Locations and the Data Center, the Network shall consist of the communications components from the modem or DSU attached to Avis's data terminal equipment through, to and including the front-end processor at the Data Center.

         "Network Access" shall mean communication lines, services, and equipment required to provide and maintain a connection between Avis's data terminal equipment and WizCom's Network Node site. Network Access includes the modem or DSU at the Network Node site (called master modem or DSU).

         "Network Node" shall mean the WizCom-provided communications front-end, router, multiplexor, or similar processor. The Data Center will contain a Network Node. Multiple processors at any given site are considered part of the Network Node at that site.

         "New Equipment" shall have the meaning ascribed to such term in Section 8.3.

         "New Service" shall have the meaning ascribed to such term in Section 8.3.

         "New Systems" shall mean any System which is not included in the scope of this Agreement as of the Effective Date.

         "Out-of-Pocket Expenses" shall mean (i) reasonable out-of-pocket costs and expenses owed by WizCom to third parties that are expenses of the type that would be incurred on Avis's behalf; and (ii) expenses that shall be actually paid or otherwise satisfied by WizCom.

         "Performance Standards" shall have the meaning ascribed to such term in
Section 6.1.

         "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect as its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

         "Port" shall mean WizCom-provided equipment which provides the entry point to the WizCom Network Node for a given Network Access line. Port includes any equipment or portions thereof which function to connect a master modem or DSU to the Network Node. Port also includes a portion of the Network Node input-output hardware.

         "Procedures  Manual"  shall have the  meaning  ascribed to such term in
Section 5.5.

         "Project" shall have the meaning ascribed to such term in Section
8.1(d).

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         "Rental Agreement" shall mean a rental agreement  processed through the
         Systems which results in a new numbered transaction that Avis or Avis Authorized Users cause to be entered into or generated by the Systems. Modifications to a Rental Agreement shall not, for billing purposes, constitute a separate Rental Agreement.

         "Reservation" shall mean a reservation processed through the Systems which results in a new numbered transaction (excluding reservations created and canceled within the same operating day, as such day is defined by WizCom) being entered into or generated by the Systems. Modifications to a Reservation shall not, for billing purposes, constitute a separate Reservation.

         "Services" shall have the meaning ascribed to such term in Section 3.1.

         "Software" shall mean Applications Software and Systems Software and any other Software comprising part of the Systems.

         "Systems" shall mean the hardware/software/firmware components required to provide reservations, data processing and information management (including data bases, systems and application software) for Avis's vehicle rental business and any newly developed hardware/software/firmware developed hereunder and used by WizCom to provide Services hereunder.

         "Systems Software" shall mean those software programs that perform tasks basic to the functioning of the Equipment and which are required to operate the Applications Software or otherwise support the provision of Services by WizCom. Systems Software includes operating systems, systems utilities, data security software, telecommunications monitors and database managers.

         "Technical Efficiency Projects" shall have the meaning ascribed to such term in Section 8.1(a)(2)(iii).

         "Term" shall have the meaning ascribed to such term in Section 2.1.

         "Third Party Development" shall have the meaning ascribed to such term in Section 5.6(b) and 7.1(b).

         "Unrecovered Allowable Costs" shall have the meaning ascribed to such term in Section 14.2.

         "WizCom Managed Network" shall mean that portion of the Network managed by WizCom at Avis's request, as further described in Section 1(a) of Schedule A.

         "WizCom Software" shall mean the WizCom proprietary software and the WizCom Third Party Software.

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         "WizCom Third Party Software" shall mean the software which is licensed by WizCom or its Affiliates from third party vendors and which is used to provide the Services, and shall include any maintenance commitment contained in the agreement or license governing same. Software owned by WizCom or its Affiliates, including Wizard Co., Inc., shall not be deemed WizCom Third Party Software. The WizCom Third Party Software as of the Effective Date is listed on Schedule D.

1.2      Other Definitions.

         Other terms used in this Agreement are defined in the context in which they are used and shall have the meanings there indicated.


ARTICLE  2  TERM.

The term of this Agreement will begin on the Effective Date and will remain in effect until the Master License Agreement is terminated ("Term"), unless terminated earlier in accordance with the provisions of this Agreement.


ARTICLE  3  SCOPE OF SERVICES.

3.1      Description of Services.

         (a) Pursuant to the terms and conditions of this Agreement, Avis shall use WizCom to process through the System, the Reservations and Rental Agreements generated for Avis's vehicle rental business worldwide, and shall obtain such other Services as hereinafter provided (the "Services"):

                  (i) the Data Center Services described in Schedule A, the Applications Development Services described in Schedule A, the Data Communications Services described in Schedule A and the Help Desk Services described in Schedule A;

                  (ii) training of designated  Avis  personnel in order to
                       "train the trainer" (i) to support End User Equipment and/or Software other than Avis Owned Software or Avis Third Party Software and (ii) in the use of the Systems;

                  (iii)    access to and use of the Systems in the conduct of
                       Avis's vehicle rental business; and

                  (iv) any other services  expressly  described in this
                       Agreement such as termination assistance.

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

     (b) WizCom shall, on behalf of Avis, select, order, purchase, install and maintain all End User Equipment Avis may require from time to time in connection with Avis's use of the Systems (the "End User Equipment Services"). WizCom shall make commercially reasonable efforts to identify suppliers with favorable terms for End User Equipment. Except as otherwise agreed in writing by the Parties or as otherwise provided in this Agreement, all rights in and title to any End User Equipment acquired by WizCom on behalf of Avis shall belong to WizCom. At Avis's request, WizCom shall be permitted to enter into agreement(s) with third party providers of services such as maintenance and equipment leases. Avis shall be charged for purchase, installation and maintenance of End User Equipment in accordance with Schedule C.

     (c) WizCom will control the time, place and manner of its performance of the Services, except as otherwise provided in this Agreement. Except as may be necessary on an emergency basis to maintain the continuity of the Services WizCom shall not, without Avis's consent, such consent not to be unreasonably withheld or delayed, modify (i) the composition or nature of the Services or (ii) the manner in which the Services are provided or delivered, if such modification or modifications would have a cost in excess of $50,000.00 per year or a non-cost material adverse effect on the business of Avis. If WizCom must replace a line, circuit, equipment or service provided to Avis by WizCom or another vendor, except in an emergency, WizCom shall not remove, or ask the other vendor to remove, the old service until the replacement has been installed and accepted by Avis or WizCom, where appropriate.

3.2      Additional WizCom Services.

         In the event Avis wants WizCom to provide additional services which are not part of the Services ("Additional Services"), the Parties shall follow the procedures set forth in the Procedures Manual and, if WizCom is willing to provide such Additional Services, the Parties shall execute a mutually agreeable addendum to this Agreement (the "Addendum") with respect to such Additional Services. Additional Services and the Addendum shall be subject to the terms and conditions set forth in this Agreement. Additional Services shall be provided and charged to Avis only upon Avis's prior approval.

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ARTICLE  4  CHARGES AND PAYMENT.

4.1      Invoicing and Payments.

         Avis shall pay WizCom the charges set forth in Schedule C for the Services. WizCom shall invoice Avis for all amounts payable by Avis in respect of any calendar month pursuant to Schedule C no later than the third business day of such month and Avis shall pay WizCom for undisputed invoiced amounts within thirty (30) days following receipt of such invoice.

4.2      Taxes.

         Avis will pay, or reimburse WizCom for, all sales, use, transfer, privilege, excise, value added, Canadian general sales, or other taxes, whether foreign, national, state or local, however designated, which are levied or imposed by reason of or are related to the Services contemplated hereby including withholding taxes, excluding, however, income and franchise taxes on profits which may be levied by any taxing jurisdiction in the United States against WizCom.

4.3      Disputed Charges.

         Avis shall pay all undisputed charges when such payments are due under this Article. Avis may withhold payment of a particular charge, or portion of a charge, where Avis in good faith disputes the entirety of that charge or that portion. The parties shall be bound by the dispute resolution provision set forth in Article 16 hereof with regard to all disputed charges. Such withholding shall not extend to any portion of the charge not included in said good faith dispute. In the event Avis withholds payment erroneously, interest at the per annum rate of the Prime Rate plus three percent (3%) shall be assessed from the date such withheld amounts were in fact due and payable.

4.4      Pro-ration.

         Charges payable periodically hereunder shall be prorated for any period less than the specified period.

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ARTICLE 5  MANAGEMENT.

5.1      Organization.

         (a)      Retention and Replacement of Personnel.

                  (1) The Parties agree that it is in their mutual best interests to keep the turnover rate of the personnel performing the Services (by departure from WizCom, removal from performing the Services, or otherwise) to a reasonably low level. If Avis reasonably believes the turnover rate to be excessive and so notifies WizCom, WizCom shall use commercially reasonable efforts to reduce the turnover rate to a reasonably acceptable level.

                  (2) If Avis reasonably and in good faith determines that an individual performing the Services is not performing work for Avis in a satisfactory manner, Avis will so notify WizCom and Avis and WizCom will work together in good faith to resolve the situation. If such discussions fail to produce a solution satisfactory to Avis, WizCom shall promptly remove such individual from performing the Services, and provide a suitably qualified replacement as soon as practicable.

         (b)      Account Team for Avis.

                  (1) The "Account Team for Avis" shall consist of a senior WizCom representative from each major area of Services, designated as Data Center, Help Desk, WizCom-Managed Network, and Applications Modifications. It shall be led by a WizCom Account Executive who need not be one of the individuals designated from the major Service areas. The organizational structure and responsibilities of the Account Team for Avis shall be subject to change from time to time upon the mutual agreement of the Parties. The Account Team for Avis shall have primary WizCom responsibility for (i) overall management of the relationship between Avis and WizCom and (ii) communications between Avis and WizCom.

                  (2) The responsibilities of the Account Team for Avis shall be to (i) understand Avis's business requirements to the extent necessary to perform the Services, as those requirements have been disclosed by Avis to WizCom; (ii) discuss with the Avis Project Executive issues and concerns of Avis regarding the Services; (iii) take appropriate steps so that the Services are performed in accordance with the provisions of this Agreement; (iv) monitor the status of efforts to resolve problems in delivery of the Services and report such status to Avis; (v) review the

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                           status of previously reported Avis change and service
                           requests;   (vi)   respond  to  Avis   requests   for
                           information and meet with Avis representatives at Avis's request; and (vii) generally work with other Avis employees during the Term.

5.2      WizCom Management Process.

         (a)      Annual Financial Plan.

                  (1) Avis will provide WizCom, no later than September 30th of each year, Avis's projected volume of transactions and system development budget, together with preliminary priorities for system development projects, for the next succeeding calendar year (each such calendar year, a "Planning Period"), and shall reply within five (5) days to WizCom's request for additional information regarding such projections, in order to assist WizCom in developing an annual financial plan (the "Financial Plan") reflecting the projections for costs for the Services for Avis for such Planning Period. Avis acknowledges that WizCom will be making decisions regarding required staffing levels (the "Staffing Plan") based on the information provided by Avis and the final Financial Plan;
                           therefore, any required replacements and/or reductions of personnel from such Staffing Plan which are requested after the commencement of the Planning Period must be submitted in writing and approved by WizCom. In the event Avis's projections for system development services for a Planning Period result in a reduction of more than twenty percent (20%) in the estimated number of person hours of system development services to be performed on behalf of Avis by WizCom as compared to the immediately preceding Planning Period, or if Avis does not, in fact, utilize in any Planning Period at least eighty percent (80%) of the person hours for system development services utilized in the preceding Planning Period, then WizCom shall be entitled to charge as a cost hereunder costs incurred in connection with reductions in staff (including, but not limited to, severance, benefits and other termination costs) resulting from such reduction in system development services commitment usage from Avis; provided that WizCom shall use reasonable good faith efforts to limit such costs through utilization of staff, where possible, to provide services to other WizCom customers.

                  (2) Provided Avis supplies the information contemplated in subparagraph (1) above in a timely manner, WizCom shall prepare the Financial Plan by November 15th of each year during the Term, unless the Parties mutually agree otherwise in writing. WizCom shall consider such information provided by Avis in developing each Financial Plan;

                           provided, however, that Avis shall have right of approval over only those portions of the Financial Plan that represent costs chargeable solely to Avis, (i.e., costs that are not to be shared among customers).

                  (3) As Avis may reasonably request, WizCom shall provide Avis with information regarding the items contained in the Financial Plan and will review and discuss such items with Avis.

                  (4) Until otherwise notified by Avis, and except as set forth in the Financial Plan, WizCom shall obtain Avis's written approval prior to (A) incurring costs greater than $50,000 (excluding project development) for a Service to be provided solely to Avis. If Avis fails to provide written approval within five (5) business days after WizCom provides notice of such cost or commitment, WizCom will not be liable for any costs, lost opportunities and/or deadlines missed.

         (b)      Management of Technology.

                  WizCom shall review annually with Avis the short- and long-term technology and operations plans for providing information services to Avis, and shall provide Avis with such other plans and information regarding WizCom's technology direction as Avis reasonably requests. WizCom shall consider Avis's reasonable comments with respect to such technology plans and operations, and shall follow Avis's direction with respect to technology decisions affecting the Services to the extent provided solely to Avis.

5.3      Avis Authorized Users.

         (a)      Designation By Avis.

                  WizCom shall provide the Services, or portions thereof, to such Avis Authorized Users as Avis may from time to time designate by notice to WizCom.

         (b)      Performance of Avis Obligations.

                  As Avis may from time to time designate by notice to WizCom, Avis Authorized Users may perform certain of Avis's obligations with respect to the Services, other than Avis's payment obligations described in Article 4 and Schedule C. Notwithstanding any such designation, Avis shall remain responsible for the performance of its obligations under this Agreement, and WizCom shall have direct recourse to Avis if Avis's designees under this

                  Section 7.3(b) fail to perform such obligations. Damages suffered by Avis Authorized Users as a result of a breach by WizCom shall be treated as damages of Avis for purposes of this Agreement.

         (c)      Use of "Avis".

                  Subject to Sections 5.3(a) and (b), with respect to provisions of this Agreement in which the term "Avis" appears, should a question arise as to whether "Avis" applies to Avis Authorized Users, the provision shall apply to Avis Authorized Users or to Avis as Avis reasonably designates; provided, however, that nothing in this Agreement shall give Avis Authorized Users rights as third party beneficiaries.

         (d)      Responsibility of Avis for Avis Authorized Users.

                  Nothing in this Article 5.3 shall relieve Avis of responsibility for its obligations under this Agreement. Avis shall be responsible for its relationship with Avis Authorized Users and for their use of the Systems. All usage of the Systems by Avis Authorized Users under this Agreement shall, for the purpose of calculating charges due under this Agreement, be deemed to be usage by Avis and WizCom will bill Avis for all Services provided to Avis Authorized Users. Avis shall be responsible to pay such charges whether or not it recovers payment from Avis Authorized Users. Notwithstanding anything to the contrary in this Agreement, Avis shall be free to offer to Avis Authorized Users the ability, subject to and limited by Avis's rights and obligations under this Agreement, to use part or all of the Systems on such terms (including payment) in Avis's sole discretion.

5.4      Avis Responsibilities.

         In addition to Avis's responsibilities as set forth elsewhere in this Agreement, whether general or specific, Avis shall be responsible for performing the following:

         (a) Avis shall designate, as of the Effective Date, one individual to whom all WizCom communications concerning this Agreement may be addressed (the "Avis Project Executive") and one alternate when the individual designated as the Avis Project Executive is not available. Avis shall have the right to change the designation of the individuals who will act as the Avis Project Executive and the alternate upon prior written notice to WizCom.

         (b) Avis shall cooperate with WizCom by, among other things, making available, as reasonably requested by WizCom, management decisions, information, approvals and acceptances so that WizCom may accomplish its obligations and responsibilities under this Agreement.

         (c) Avis may establish and thereafter revise appropriate priorities for the Services, including Projects, that relate to Avis only. To the extent it does so, it shall communicate the same to WizCom. Avis recognizes that changes in such priorities may result in reordering of other priorities to provide the Services or an increased cost. WizCom shall advise Avis if Avis's proposed establishment or revision of priorities may result in such reordering or increased cost.

         (d) With respect to Avis Data, WizCom shall not be responsible to Avis for inaccuracies entered into the Systems by Avis and/or any Avis Authorized User.

         (e) WizCom may accept as correct, accurate and reliable, without any further inquiry, all information, data, documents and other records of Avis delivered, supplied or made available to WizCom hereunder.

         Avis agrees that to the extent its failure to meet its obligations set forth in this Article 5.4 adversely affects the ability of WizCom to perform any of WizCom's obligations under this Agreement, WizCom shall be relieved of the obligations so adversely affected to the extent (i) WizCom's nonperformance results from Avis's failure to perform its responsibilities, and (ii) WizCom provides Avis with prompt written notice of such nonperformance.

5.5      Procedures Manual.

         (a) The Procedures Manual describes the procedures to be followed in connection with the Services, including (i) operation and management of the Data Center, (ii) administration of the Help Desk, including problem resolution, and (iii) procedures for performing Maintenance and administration of and requests for Projects. WizCom reserves the right to modify or amend the procedures set forth in the Procedures Manual.

         (b)      The  Procedures  Manual  shall  include  standards  for change
                  control   procedures,   which  shall   include  the  following
                  requirements:

                      (1) Prior to using any Software or Equipment to provide the Services, WizCom shall have taken reasonable steps to verify that the item has been properly installed and is operating in accordance with its specifications;

                      (2) WizCom shall make no change that WizCom reasonably expects or should expect would materially and adversely affect the function or performance of, or decrease to any significant degree the resource efficiency of, the Services, without obtaining Avis's prior approval. WizCom may make temporary changes required by an emergency if it has been unable to obtain such approval after making reasonable efforts. WizCom shall promptly report such emergency changes to Avis. If WizCom makes a change not prohibited by the first sentence of this clause
                           (b)(2) and Avis subsequently determines that such change has the effect described in such sentence then WizCom shall, upon notice from Avis, take commercially reasonable action to rectify same promptly; and

                      (3) WizCom shall move programs from the development and test environments into the production environment in a tested, controlled and documented manner.

         (c) The Procedures Manual shall include samples of the forms (if any) with instructions on their completion and use, that Avis will be requested to submit with respect to any of the Services.

         (d) The Services shall be performed in accordance with the Procedures Manual. In the event of a conflict between the provisions of this Agreement and the Procedures Manual, the provisions of this Agreement shall control.

         (e) WizCom, in consultation with Avis, shall periodically update the Procedures Manual to reflect changes in the operations or procedures described therein. Material modifications or updates of the Procedures Manual shall be provided to Avis for review and comment, which comment shall be given reasonable consideration.

         (f) Except as otherwise provided in this Agreement, nothing in the Procedures Manual shall be deemed to expand on or affect the scope of Services herein or the fees payable therefor.

5.6      Use of Subcontractors.

         (a) Subject to Article 5.6(e), WizCom shall have the right to subcontract any portion of the Services hereunder to third party contractor(s), provided, however, that prior to entering into a subcontract with a third party for services or products that are material to a function provided solely to Avis, WizCom shall give Avis reasonable prior notice, including the identity of the subcontractor and the scope and nature of the subcontract. If Avis disapproves of the proposed subcontractor, WizCom may not subcontract that portion of the Services unless, in WizCom's reasonable judgment, there is no suitable replacement, whether WizCom or another entity, for the proposed subcontractor.

         (b) Avis may not use consultants, subcontractors or other third parties to provide any portion of the Services; provided, however, Avis may, subject to Articles 8.3 and 5.6(e), use such consultants, subcontractors or other third parties to develop software or systems which do not directly or indirectly interface with or affect the Systems, except to accept and utilize Avis Data from the Systems ("Third Party Development"). Third Party Development shall be either Avis Owned Software or Avis Third Party Software.

         (c) WizCom shall cooperate with Avis consultants, subcontractors and third party representatives permitted pursuant to this Agreement as reasonably requested by Avis. Avis shall cooperate with WizCom's authorized consultants, subcontractors and third party representatives as reasonably requested by WizCom.

         (d) Each Party shall ensure that its consultants, subcontractors and third party representatives execute a confidentiality agreement which requires the subcontractor to comply with the confidentiality obligations set forth in Article 9.3. Each Party shall provide the other with copies of each such confidentiality agreement if requested.

         (e) Each Party shall remain responsible and hold the other Party harmless for performance of obligations subcontracted to its subcontractors.

5.7      Reports and Meetings.

         (a)      General.

                  Subject to Articles 5.7(b) and (c), the Parties shall mutually agree upon periodic meetings to discuss WizCom's Services, the operation of the Data Center, and Maintenance and development activities, as such items relate to the Systems and the Services, and shall mutually agree on the form of periodic reports from WizCom relating to such items, with each Party to assume its own expenses related to such meetings.

         (b)      Reports.

                  Reports shall include a monthly performance report delivered to Avis within 15 days after the end of each month, in a form mutually established by the Parties, describing WizCom's performance of the Services in the preceding month, including performance with respect to Performance Standards, status of

                  Projects, status of problem resolution efforts, and status of changes and planned changes for Equipment and/or Software.

         (c)      Meetings.

                  Meetings shall include meetings with the Account Team for Avis (or specific members thereof) as reasonably requested by Avis to discuss the Services.

5.8      Avis Audit Rights.

         (a)      Access.

                  Upon reasonable prior written notice, WizCom shall provide to Avis auditors (including internal audit staff) and other representatives as Avis may from time to time designate in writing, access at all reasonable times to the part of any facility at which WizCom is providing the Services, to WizCom personnel providing the Services, and to data and records relating to the Services for the purpose of performing audits and inspections of WizCom, to verify the accuracy of WizCom's charges to Avis, provided that any such audits may not be requested more frequently than once a year. Avis shall bear the expense of any such audit. Notwithstanding the foregoing, nothing herein contained shall prohibit Avis from conducting its internal audit activities as conducted by it as of the Effective Date of this Agreement.

          (b)     Cooperation.

                  WizCom shall provide to such auditors such assistance as they reasonably require, including installing and operating audit software. The cost of all services rendered by WizCom in connection with any such audit, and any computer time to operate such audit software, shall be charged as a cost herein. Avis's auditors and other representatives shall comply with applicable security requirements in effect at the Data Center or any other WizCom facility.

          (c)     Fees.

                  If, as a result of such audit, Avis determines that WizCom has charged Avis amounts in excess of the charges to be remitted in accordance with Article 4, Avis shall notify WizCom of the amount of such overcharge and WizCom shall provide a credit to Avis for the amount of such overcharge. In the event of a dispute over the result of any such audit, the amount so disputed shall be deposited by the party to be charged with an escrow agent acceptable to both parties and pursuant to an escrow agreement acceptable to both parties and such escrow agent until such time as the dispute is resolved.

ARTICLE  6  PERFORMANCE STANDARDS.

6.1       Performance Standards in General.

          (a) WizCom shall at a minimum perform the Services in accordance with the performance standards described in Schedule B (the "Performance Standards").

          (b) WizCom shall use commercially reasonable efforts to remedy any Performance Standards failure

                  (1) Such efforts shall include promptly (i) investigating the causes of the problem and discussing investigation results with Avis, (ii) undertaking to correct the problem and its underlying cause and to begin meeting the Performance Standards, and (iii) advising Avis of the status of remedial efforts.

                  (2) In the event Performance Standards relating to the Data Center are not met over a particular year of the Term, in addition to the other remedies Avis may have under this Agreement, Avis may (i) create a plan, jointly with WizCom, to improve the performance of the Data Center; or (ii) if the failure to meet the Performance Standards occurs during two consecutive years of the Term, have an independent third party mutually agreeable to the Parties review the situation and propose solutions, which shall be implemented as promptly as practicable, provided both Parties agree to such solutions.

6.2       Periodic Review.

          Commencing upon the Effective Date, and at least annually thereafter, the Parties shall review the Performance Standards and shall make adjustments and additions to them as mutually agreed upon by the Parties as appropriate, to reflect changes in technology and service platforms, changes in the Services or in use, including a material increase in Avis's use of the Data Center or enhancements, modifications, additions or replacements in the Services.

6.3       Measurement and Monitoring Tools.

          WizCom shall implement for Avis measurement and monitoring tools and procedures required to measure for each appropriate time period WizCom's performance of the Services against the applicable Performance Standards in accordance with Schedule B, and shall provide Avis with the reports required under Schedule B. To the extent that Avis requests any measurement and monitoring tools additional to those in place as of the Effective Date of this Agreement or implemented by WizCom for the benefit of its customers generally, the cost of such tools shall be borne by Avis.


ARTICLE  7  RESPONSIBILITY FOR RESOURCES.

7.1      Software License.

         WizCom Software.

     (a) All Software is, or shall be, and shall remain, the exclusive property of WizCom or its third party licensor(s), as applicable, and Avis shall have no rights or interests in or to the WizCom Software, except as set forth in this Section 7.1(a). Avis acknowledges that WizCom and the assigns of WizCom shall have the right to obtain and hold in their own corporate name any intellectual property rights in and to WizCom Software. With respect to WizCom Software, WizCom hereby grants to Avis such usage rights in the WizCom Software on WizCom's hardware in WizCom's custody solely in connection with the Services as follows:

          (i) WizCom hereby grants to Avis a non-exclusive worldwide fully paid up perpetual license to use the software, including any modifications and enhancements thereto, set forth in Schedule K hereto (the "Exclusive Systems"). Notwithstanding anything contained herein to the contrary, WizCom shall not permit a competitor of Avis (subject to any existing Agreements or obligations which WizCom has at the Effective Date of this Agreement) to use any Systems set forth in Schedule K.

          (ii) WizCom hereby grants to Avis for the Term a non-exclusive worldwide fully paid up license to any New Systems which are created by WizCom specifically for Avis. WizCom agrees that it shall not license or permit the use of such New Systems by a competitor of Avis for a period of two (2) years from the date of implementation.

          (iii)WizCom hereby grants to Avis a non-exclusive worldwide fully paid up license for the Term to use the Systems, other than New Systems and the Exclusive Systems.

             Avis agrees to execute any documents or to take any other actions as may be necessary, or as WizCom may request, to acknowledge and confirm the licenses described above and the rights of WizCom to any such licensed product.

              (b) If Avis engages a third party to develop a Third Party Development as permitted hereunder, WizCom shall provide to such third party information regarding the Systems in order for such Third Party Development to interface with the Systems sufficiently to retrieve required Avis Data and shall grant to such third party a limited, non-exclusive, non-transferable, temporary right during the Term to use such information provided by WizCom for the sole benefit of Avis and for the sole purpose of performing such work during the term of such third party's engagement by Avis. Such rights WizCom may grant pursuant to this Article are subject to compliance with the requirements of Article 5.6(d).

               (c) Except as may be approved by WizCom, Avis shall not make, or cause to be made, any changes or modifications to any Avis Software if changing such Avis Software would adversely affect the functionality of the Software, degrade the performance of the Software or adversely affect the day-to-day operations of WizCom's business except as may be necessary on a temporary basis to maintain the continuity of the Services. In addition, Avis shall be responsible for any modification or enhancement to or substitution for, the WizCom Software, whether owned by WizCom or licensed from a third party licensor(s) and any other equipment used in connection with the Services necessitated by unauthorized changes to the WizCom Software, whether owned by WizCom or licensed from a third party licensor(s) (except as may be necessary on a temporary basis to maintain the continuity of the Services).

7.2      International Considerations.

     (a) Certain Software and technical data to be provided, and certain transactions contemplated, under this Agreement may be subject to export controls under the laws and regulations of the United States and other countries. No Party shall export or re-export any such items or any direct product thereof or undertake any transaction in violation of any such laws or regulations. Avis shall be responsible for obtaining any such export control authorizations to the extent applicable to Avis and/or Avis Authorized Users. WizCom shall be responsible for obtaining any such export control authorizations to the extent applicable to WizCom.

     (b) Each Party shall be responsible for its compliance with all laws and regulations relating to data protection and privacy and/or transferred data flow as may be applicable to its use of the Systems for its own benefit.

7.3      Hardware.

         WizCom shall have control or charge of, and shall be responsible for, the means, methods, techniques, sequences or procedures of construction, fabrication, procurement, shipment, delivery or installation, in connection with all Equipment required for the Services. To that end, WizCom shall, in its sole discretion, from time to time during the Term, upgrade and/or replace Equipment and End User Equipment used in connection with the Systems in an effort to address hardware obsolescence or the need for increased capacity. Avis shall be advised of all Equipment and End User Equipment upgrades and the costs therefor.

7.4      Avis Third Party Software.

         Prior to the Effective Date, the Parties will verify that Avis has provided WizCom with access to and a copy of all Avis Third Party Software (including source code, object code, system documentation and related work product to the extent permitted by the underlying license and necessary for the Services) for WizCom to operate for Avis's benefit.

         (a) WizCom shall manage and utilize Avis Third Party Software for the purpose of providing Services to Avis, and shall comply with all reasonable and customary use restrictions and obligations of nondisclosure imposed on Avis by any license for such Avis Third Party Software to the extent made known to WizCom.

     (b) All charges, if any, under the licenses for such Avis Third Party Software, including, but not limited to royalties, license fees, access fees or user fees, shall be the sole responsibility of Avis. Upon termination of this Agreement, Avis shall be solely responsible for all subsequent charges, if any, under the licenses for Avis Third Party Software. Notwithstanding the foregoing, any charges incurred in connections with obtaining access for WizCom to any of the Avis Third Party Software listed on Schedule E as of the Effective Date shall be shared equally by Avis and WizCom.

         (c) Except as otherwise requested or approved by Avis, WizCom shall cease all use of Avis Third Party Software upon termination of this Agreement, except as necessary for WizCom to provide termination assistance.

7.5      Escrow Agreement.

         As soon as reasonably practicable after the execution of this Agreement, WizCom shall deposit in escrow, with an escrow agent in the United States and under an agreement reasonably acceptable to Avis and WizCom (the "Escrow Agreement"), as set forth in Schedule J for a term concurrent with the Term, one (1) copy of the Licensed Software in the source code form; if the Licensed Software is modified subsequent to such deposit, WizCom shall replace the unmodified copy of the Licensed Software then in escrow with a deposit of one (1) copy of the modified Licensed Software in the source code form.

ARTICLE  8  APPLICATION MODIFICATION AND DEVELOPMENT.

8.1      Modifications.

         As of the Effective Date, WizCom shall be responsible for modifications, enhancements, supplements and replacements to the Systems, except as otherwise provided in this Agreement. With respect to any type of modifications as to which initially WizCom is not responsible, in whole or in part, then WizCom shall only accept future responsibility on mutually agreeable terms. Modifications shall consist of Maintenance and Enhancements as described in this Article 8.1 (collectively, "Modifications").

         (a)      Maintenance.

                  (1) "Maintenance" shall mean software maintenance performed by WizCom on the Systems or any other computer software, including supporting documentation and media, used to provide the Services to Avis, so that the Systems and computer software provide the agreed upon functionality for Avis. Maintenance shall include the WizCom activities described in Article 8.1(a)(2) as they are performed by WizCom with respect to the Systems. A Modification to the Systems or any other computer software, including supporting documentation and media, that is not "Maintenance" under this Article 8.1(a) shall be deemed to be an "Enhancement" under Article 8.1(b).

                  (2)   WizCom's Maintenance obligations for Avis shall include:

          (i) Correction of malfunctions - WizCom shall use commercially reasonable efforts to correct Applications malfunctions in the Systems, including abnormal termination and situations which result in incorrect results. If the incorrect results are a result of a System malfunction (e.g., performance inconsistent with System documentation), the correction will be performed as Maintenance. If the incorrect results are not a result of a System malfunction, Avis will be given an opportunity to change the performance of the System as an Enhancement. Avis shall provide WizCom with reasonable assistance in WizCom's efforts to identify, locate and correct the Applications malfunction.

          (ii) System support - WizCom shall perform such Applications testing and changes to the Systems as it deems necessary or as Avis reasonably requires to support new Systems Software releases and upgrades and new hardware installations and changes. Such
     system  support  shall  also  include   Applications   testing  deemed
     necessary by WizCom or reasonably required by Avis to support the Systems for disaster recovery tests.

          (iii) Technical efficiencies - WizCom may modify the Systems, subject to the change control requirements set forth in the Procedures Manual (A) to make an improvement in a current process or program that reduces the shared costs, such as maintenance, system run time and manpower, or (B) to improve WizCom's Applications staff productivity, including such items as pilots for new tools (collectively, "Technical Efficiency Projects"). Technical Efficiency Projects that WizCom reasonably estimates will require more than six person months of effort shall be considered an Enhancement, and shall be subject to Avis's prior approval. An example of a Technical Efficiency Project that would be considered an Enhancement is the expansion or major rewrite of a database that requires more than six (6) person months of effort.

     (3) Charges for Maintenance shall be as provided in Schedule C.

     (b) Enhancements. "Enhancements" shall mean modifications, enhancements, replacements or supplements that add one or more new functions to the
Systems (e.g., to accommodate new surcharges, mandatory third party changes (e.g., GDS or credit clubs), or mandatory changes required by law or regulation),  which  are  thereafter  integrated  into the  Systems  and are not
Maintenance. WizCom shall perform Enhancements for the Systems at Avis's request, for the charges set forth in Schedule C for Projects ("Avis Enhancements"). WizCom shall perform Avis Enhancements in accordance with the methodology and Project management procedures described in Article 8.2.

     (c) Third Party Supported Functions. Certain of the functions of the Systems identified in Schedule A require additional hardware, software, communications licenses, and/or other equipment or services to be provided by a company other than WizCom or its Affiliates ("Third Party Supported Functions"). During the Term, if any Enhancements to the Systems involve additional Third Party Supported Functions, Avis shall bear all costs associated with procuring the associated hardware, software, vendor analysis, software development and support, licenses and services from the third parties identified by WizCom or otherwise selected by Avis. The costs of the hardware, software, licenses and services obtained from third parties for Avis's Third Party Supported Functions shall be borne by Avis. As requested by Avis, WizCom shall assist Avis in its implementation of new Third Party Supported Functions as a Project.

     (d) New Systems. At the request of Avis, WizCom will submit a proposal to develop New Systems desired by Avis. If Avis accepts WizCom's proposal, WizCom will undertake to develop such New Systems.

     (e) Projects. "Projects" shall mean all Enhancement or New System projects requested by Avis or otherwise agreed to between Avis and WizCom.

     (f) New Technology. WizCom shall use commercially reasonable efforts in researching and developing new technologies and Services which are to be utilized specifically by the car rental industry. Such new technology and/or Services will be integrated with the existing Systems upon the mutual agreement of cost by the Parties.

8.2      Methodology and Project Management Procedures.

         WizCom shall perform Projects at Avis's request or as agreed by Avis and WizCom. Proposals for initiating Projects made by WizCom or third parties shall be subject to Avis's review and approval. Subject to the provisions of this Article 8.2, detailed procedures for initiation and approval of Avis Projects shall be set forth in the Procedures Manual.

8.3      Third Parties.

         Avis shall have the right to contract with a third party to perform any service not included in the Services (a "New Service"). Subject to
         Article 5.6(b), should Avis contract with a third party to perform a New Service, WizCom shall cooperate with Avis and such third party to the extent reasonably required by Avis, at Avis's expense, including provision of (i) appropriate interfaces between the Services and any New Service and (ii) reasonable assistance and support services to such third party at reasonable commercial rates; provided, however, Avis shall require such third parties to comply with WizCom's reasonable requirements regarding operations, standards and security, including confidentiality obligations in Article 5.6(d).

         Subject to any restrictions contained herein, the Parties agree that should any New Service provided by a third party be subsequently integrated into the System or should additional equipment (the "New Equipment") requested by Avis be integrated into the Systems, such integration shall be recognized as an Enhancement pursuant to Article 8.1(b). If integrated into the Systems, the integrated portion shall be maintained by WizCom unless otherwise agreed by the Parties. If a New Service or New Equipment is not integrated into the System, and will be operated by WizCom, then Avis will provide the necessary maintenance and support unless the Parties agree otherwise in advance. Any services WizCom performs to correct problems in the

         Systems caused by any New Service and/or New Equipment shall be charged to Avis as a Project under Schedule C. If, in WizCom's sole judgment, such correction must be accomplished on an emergency basis, WizCom may act accordingly to resolve such emergency.

8.4      Documentation.

         (a)      General.

                  WizCom shall provide to Avis, at Avis's expense, such assistance and information on a timely basis as Avis may reasonably require to understand and use all operations, features and functions of the Systems for Avis's business. If there is a disagreement between the Parties regarding whether WizCom is required to provide certain assistance or information, the Parties shall promptly attempt to resolve such disagreement and shall discuss such matters at the management meetings described in Article 5.7.

         (b)      Documentation.

                  (1) Subject to the terms hereof, during the Term, preparation of documentation shall be provided and charged as a Project and shall be subject to the provisions applicable to Projects in this Agreement, including those in the Procedures Manual.

                  (2)      Upon completion of a Project WizCom will provide Avis
                           with  not  less  than  one  (1)   complete   copy  of
                           documentation required to operate such Project.

                  (3) All documentation provided by WizCom and portions thereof incorporated in Avis's documentation shall remain proprietary to WizCom and shall be deemed Confidential Information of WizCom and subject to the terms of Article 9.3.


ARTICLE  9  SAFEGUARDING OF DATA; CONFIDENTIALITY.

9.1      Avis Data.

         Avis Data shall be and shall remain the property of Avis. Upon (i) Avis's request, or (ii) the termination of this Agreement for any reason and at Avis's expense, such Avis Data or other Avis Confidential Information shall either be promptly returned to Avis by WizCom in the form in which maintained by WizCom (or in such other form reasonably requested by Avis to the extent Avis pays for the expense thereof) or, if Avis so elects, shall be destroyed. Avis Data shall not be utilized by WizCom for any  purpose  other  than  rendering  the  Services  to Avis under this
         Agreement, computing charges to Avis, or as required by law, regulation, or order of a court or regulatory agency or other authority having jurisdiction therefor. Notwithstanding the foregoing, so long as the Master License Agreement remains in effect, WizCom and its affiliates will have the right to use the Avis Data as provided in the Master License Agreement.

9.2      Safeguarding of Avis Data.

         WizCom shall maintain reasonable safeguards against the destruction, loss, or alteration of Avis Data in the possession of WizCom which are no less rigorous than those maintained by WizCom for other customers for information of a similar nature. Avis at its sole cost and expense, shall have the right to establish additional backup security for data, and to keep in its possession backup Avis Data and files thereof; provided, however, that WizCom shall have access to such backup data and data files as reasonably required by WizCom for the provision of Services hereunder.

9.3      Confidentiality.

         (a)      Confidential Information.

                  (1) WizCom and Avis each acknowledge to the other that it possesses and will continue to possess information that has been developed or received by it and that has commercial value in its business or that of its customers and is not in the public domain.

                  (2) Except as otherwise specifically agreed herein or elsewhere in writing by the Parties, "Confidential Information" shall mean all information of a Party acquired by the other Party, that is marked confidential, restricted, proprietary, or with a similar designation.

                  (3) In the case of WizCom, Confidential Information also shall include, subject to the provisions of this Article and whether or not marked as described above and except to the extent such information is owned by Avis or constitutes Avis Confidential Information under this Agreement, the Systems, any other Software provided to Avis by or through WizCom to the extent treated as confidential by WizCom, all user and system documentation developed by or for WizCom that is related to any of the foregoing.

                  (4) In the case of Avis, Confidential Information also shall include, subject to the provisions of this Article and whether or not marked as described above and except to the extent such information is owned by WizCom or constitutes WizCom Confidential Information under this

                           Agreement,   Avis   Owned   Software   and   business
                           information  of  Avis  and  Avis   Authorized   Users
                           regarding planning, pricing, results and operations.

         (b)      Obligations.

                  (1) To prevent disclosing to any other entity the Confidential Information of the other party, Avis and WizCom shall each use at least the same degree of care as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature.

                  (2) Neither WizCom nor Avis shall (i) make any use of the Confidential Information of the other except as contemplated by this Agreement, (ii) acquire any right in or assert any lien against the Confidential Information of the other except as expressly provided hereunder, or (iii) refuse for any reason (including a default or material breach of this Agreement by the other Party) to return the other Party's Confidential Information (including all copies thereof) promptly to it if requested to do so.

                  (3) Upon termination of this Agreement, each Party shall (except as otherwise provided in this Agreement) return or destroy and certify to the destruction of, as the owner may direct, all materials in whatever medium that embody the owner's Confidential Information or any information derived therefrom, including all copies thereof.

                  (4) The Parties shall take reasonable steps to ensure that their employees and employees of third parties providing services, equipment and/or software comply with these confidentiality provisions.

         (c)      Exclusions.

                  (1) This Article 9.3 shall not apply to any information which the recipient demonstrates (i) at the time of disclosure to it was in the public domain; (ii) after disclosure to it became part of the public domain through no fault of the receiving Party; (iii) was in the possession of the receiving Party at the time of disclosure to it, without confidentiality restriction; (iv) after disclosure to it, was received from a third party who had a right to disclose such information to it free of any confidentiality obligation; or (v) was independently developed by the receiving Party, without reference to Confidential Information of the furnishing Party.

                  (2) A Party shall not be considered to have breached its obligations under this Article for disclosing Confidential Information to the extent such disclosure is required to satisfy any legal requirement of a competent government body provided that, immediately upon receiving any such request or demand and to the extent it may legally do so, such Party advises the other Party promptly and prior to making such disclosure, so that the other Party may interpose an objection to such disclosure or take such other action as it deems appropriate to protect the Confidential Information.

                  (3) WizCom's receipt of Confidential Information from Avis under this Agreement, shall not limit or restrict assignment or reassignment of WizCom employees within WizCom or between WizCom and its Affiliates, subject to the following: (i) such employees shall remain bound by the confidentiality provisions of this Agreement; and (ii) WizCom shall use good faith efforts to implement Avis's reasonable recommendations on policies for maintaining the confidentiality of Avis's Confidential Information.

         (d)      No Implied Rights.

                  Nothing contained in this Article shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or by implication, any right or license to the
                  Confidential Information of the other Party, except as expressly provided herein.

         (e)      Party's Own Information.

                  Nothing  in this  Article  shall be  deemed  to  restrict  the
                  disclosure   or  use  that  a  Party   may  make  of  its  own
                  information, except as expressly provided herein.


ARTICLE 10  INDEMNITIES.

10.1     WizCom Indemnities.

         WizCom shall indemnify, defend and hold harmless Avis, its Affiliates, and their officers, directors, employees, agents, successors, and assigns, in accordance with the indemnification procedures herein, from any losses, liabilities and damages and related costs and expenses (including reasonable attorneys' fees) arising from or in connection with any of the following:

         (a) WizCom's failure to observe or perform any duties or obligations to be observed or performed by WizCom under (i) WizCom Third Party Software license agreements or service contracts or (ii) any Avis Third Party Software license agreement a copy of which was transmitted to WizCom prior to the first alleged failure, except in each case failures consented to by Avis in writing;

         (b) Any claims of infringement of any U.S. patent, trade secret, copyright or other proprietary rights, alleged to have occurred (i) because of use of the Systems by Avis or Avis Authorized Users (excluding any claims based on Avis Software), or (ii) as a result of WizCom's activities under this Agreement, except for (x) such activities for which Avis indemnifies WizCom under Article 10.2;

     (c) WizCom's breach of its obligations with respect to Avis's Confidential Information; and

         (d)      WizCom's breach of its obligations under Article 9.2.

10.2  Avis Indemnities.

         Avis shall indemnify, defend and hold harmless WizCom, its Affiliates, and their officers, directors, employees, agents, successors, and assigns, in accordance with the indemnification procedures herein, from any losses, liabilities and damages and related costs and expenses (including reasonable attorneys' fees) arising from or in connection with any of the following;

         (a) Avis's failure to observe or perform any duties or obligations to be observed or performed (i) prior to the Effective Date by Avis under the Avis Third Party Software license agreements, and (ii) after the Effective Date by Avis or WizCom under any Avis Third Party Software license agreement not disclosed to WizCom prior to such failure;

         (b) Any claims of infringement of any U.S. patent, trade secret, copyright or other proprietary rights, alleged to have occurred as a result of (i) Software provided to WizCom by Avis, or (ii) Avis's activities under this Agreement, including Modifications made to the Systems by Avis and/or its Affiliates;

         (c) Any claims made directly by Avis Authorized Users against WizCom relating to their use of the Systems (without limitation to Avis's rights to make such claims), and any claims by third parties arising out of or relating to misuse of the Systems or Avis Third Party Software by Avis Authorized Users;

         (d) Avis's breach of its obligations with respect to WizCom's Confidential Information;

     (e) Violations by Avis Authorized Users of any of the obligations of Avis under this Agreement to the extent Avis would be liable under this Agreement;

         (f) Any claims made by an employee or consultant of Avis against WizCom arising out of or related to WizCom's monitoring, surveilling, investigating, testing or accessing such employee or consultant's computer activity through use of an identification number, code or password, at Avis's request provided such activity is conducted in accordance with Avis's procedures and guidelines which have been provided to WizCom by Avis; and

10.3     Infringement.

         Except to the extent that Avis has expressly agreed to the use of such item notwithstanding such risk, if any item used by WizCom to provide the Services, including any portion of the Systems or of Projects developed for Avis, but not including any item provided by Avis or Avis Third Party Software, becomes, or in WizCom's reasonable opinion is likely to become, a basis for an injunction precluding WizCom from providing Services for Avis, then in addition to indemnifying Avis as provided in this Article 10, at WizCom's sole cost, expense and option, WizCom shall forthwith: (i) secure the right to continue using the item; or (ii) replace or modify the item to make it non-infringing, provided that any such replacement or modification will not degrade the performance or quality of the Services. If an infringing item is so provided by Avis then all indemnifying costs shall be borne by Avis.

10.4     Additional Indemnities.

         The Parties shall indemnify, defend and hold harmless one another, and their Affiliates, officers, directors, employees, agents, successors, and assigns, in accordance with the procedures described in this Agreement, from any and all losses and threatened losses arising from or in connection with any of the following:

          (a) the death or bodily injury of any agent, employee, customer, business invitee, or business visitor or other person to the extent that it is caused by the tortious conduct of the indemnifying Party;

          (b) the damage, loss or destruction of any real or tangible personal property to the extent that it is caused by the tortious conduct of the indemnifying Party; and

          (c) any claim, demand, charge, action, cause of action, or other proceeding asserted against the indemnitee but to the extent that it results from an act or omission of the indemnifying Party in its capacity as an employer of the person asserting the claim.

10.5     Indemnification Procedures.

         With respect to third-party  claims subject to the  indemnities in this
         Article 12, the following procedures shall apply:

     (a) The indemnitee shall promptly after acquiring knowledge thereof notify the indemnifying Party. The indemnitee shall give the indemnifying Party full opportunity to control the response thereto and the defense thereof including settlement, provided that the indemnitee shall have the right to approve any settlement or any decision not to defend. The indemnitee's failure to promptly give notice shall affect the indemnifying Party's obligation to indemnify the indemnitee only to the extent the indemnifying Party's rights are materially prejudiced thereby. The indemnitee may participate, at its own expense, in any defense and any settlement directly or through counsel of its choice.

     (b) If the indemnifying Party elects not to defend, the indemnitee shall have the right to defend or settle the claim as it may deem appropriate, at the cost and expense of the indemnifying Party, which shall promptly reimburse the indemnitee for all such costs, expenses and settlement amounts.

10.6     Exclusive Remedy.

         The indemnification rights of each indemnified Party pursuant to Articles 10.1, 10.2 and/or 10.4 shall be the exclusive remedy of such indemnified Party against the indemnifying Party with respect to the claims to which such indemnification relates.

10.7     Subrogation.

         In the event that an indemnifying Party shall be obligated to indemnify an indemnitee pursuant to foregoing indemnities, the indemnifying Party, shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.


ARTICLE  11  REPRESENTATIONS, WARRANTIES AND COVENANTS.

11.1     Software Rights.

         WizCom represents and warrants that it is authorized to use, distribute, and/or make available to Avis the Systems, and that the Systems do not infringe, or constitute a misappropriation of the rights of any third party.

11.2     Authorization.

         Each Party represents and warrants to the other that:

     (a) It has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement; and

     (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of each Party, and will not constitute (i) a violation of any judgment, order, or decree, (ii) a default under any contract by which it or any of its assets are bound (except to the extent excluded or otherwise contemplated hereby), or (iii) an event that would, with notice or lapse of time, or both, constitute such a default. Each Party shall provide the other with a certification evidencing the Board of Directors approval.

11.3     Viruses.

         Each Party shall use its best efforts to ensure that no viruses or similar items ("Viruses") are introduced into any element of the Software and/or Systems. If a Virus is introduced into any such element by other than Avis, its employees, agents or contractors, WizCom shall use its best efforts to assist Avis in reducing the effect of the Virus and, if the Virus causes a loss of operational efficiency or data, to assist Avis to the same extent to mitigate and restore such losses as quickly as feasible. If a Virus is introduced into any such element by Avis, its employees, agents or contractors, Avis, at Avis's expense, shall use its best efforts to assist WizCom in reducing the effect of the Virus and, if the Virus causes a loss of operational efficiency or data, to assist WizCom to the same extent to mitigate and restore such losses as quickly as feasible.

11.4     Disabling Code.

         Without the prior written consent of the other Party, neither Party shall insert into the Systems any code that would disable or otherwise shut down all or any portion of the Services. Neither Party shall invoke any disabling code embodied in the Systems or the Avis Software at any time, including upon expiration or termination of this Agreement, for any reason, without the other's prior written consent.

11.5     Disclaimer.

         OTHER THAN THE WARRANTIES SET FORTH IN THIS ARTICLE 11, THE PARTIES MAKE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THEIR SERVICES OR WORK PRODUCT HEREUNDER, INCLUDING, BUT

         NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


ARTICLE  12  LIMITATION ON LIABILITY.

12.1     Limitation on Liability.

         (a) IN NO EVENT SHALL A PARTY BE LIABLE FOR ANY LOSS OF BUSINESS, COST SAVINGS (ACTUAL OR PROJECTED, IT BEING UNDERSTOOD THAT A CLAIM FOR ACTUAL EXPENDITURES WILL NOT BE EXCLUDED AS A CLAIM FOR COST SAVINGS), PROFITS, OR OTHER INDIRECT DAMAGES, SPECIAL DAMAGES, CONSEQUENTIAL DAMAGES OR PUNITIVE DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         (b) IN NO EVENT SHALL WIZCOM OR ANY OTHER ENTITY BE LIABLE FOR ANY LOSS, DAMAGE OR EXPENSE RESULTING FROM OR ARISING OUT OF (i) ANY DELAY, FAILURE OR INADEQUACY OF THE SYSTEMS OR ANY MODIFIED VERSION THEREOF, OR OF THE DATA CENTER OR ANY PART THEREOF INCLUDING THE
                  EQUIPMENT, (ii) ANY FAILURE OF OR DELAY IN DEVELOPMENT, DELIVERY, INSTALLATION, OR MAINTENANCE BY WIZCOM OR
                  ANY OTHER ENTITY, OR (iii) ANY FAILURE OF THE SYSTEMS OR ANY MODIFIED VERSION THEREOF, TO FUNCTION OR PERFORM
                  AS CONTEMPLATED HEREUNDER, ALL FOR ANY REASON WHATSOEVER, EXCEPT TO THE EXTENT ARISING FROM THE
                  GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF WIZCOM.

         (c) NO CAUSE OR CLAIM MAY BE ASSERTED AGAINST EITHER PARTY MORE THAN TWO YEARS AFTER IT HAS ACCRUED.

12.2     Force Majeure.

     (a) Neither Party shall be liable for any failure or delay in the performance of its obligations under this Agreement if and to the extent such failure or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions in any country, strikes, lockouts, or labor difficulties (legal or illegal) or any other cause beyond the reasonable control of such Party, including failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment, and such failure shall not be deemed a default under this Agreement, or, subject to Article 13.2(c) below, a ground for termination hereof.

     (b) In such event the non-performing Party will be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use its best efforts to recommence performance or observance whenever and to whatever extent possible without delay. A Party so delayed in performance shall immediately notify the other Party to whom performance is due by telephone (to be confirmed in writing within two days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.

     (c) If any of the above-enumerated circumstances substantially delay performance of the Services, then at Avis's option:

                  (1) if such delay extends for more than three consecutive days, Avis may procure such Services from an alternate source for so long as the delay in performance shall continue;

                  (2) if such delay extends for more than seven consecutive days, Avis may terminate any portion of this Agreement so affected on 10 days' written notice to WizCom, and the charges payable under this Agreement shall be equitably adjusted to reflect those terminated Services;

                  (3) if such delay extends more than 21 consecutive days, Avis may terminate this Agreement on thirty (30) days written notice to WizCom.


ARTICLE  13  INSURANCE AND RISK OF LOSS.

13.1     WizCom Insurance.

         WizCom shall provide and maintain during the Term at least the insurance described in this Article 13.1.

         (a) Commercial general liability coverage with a combined single limit of $3,000,000 per occurrence, the first $1,000,000 of which may be self retained by WizCom. Coverage shall be broad form, and shall include coverage for personal injury, and completed operations. Avis shall be endorsed as an additional insured with respect to WizCom's operations under this Agreement.

         (b) All-risk property coverage, in an amount equal to the replacement cost of all real and personal property (including all equipment, and media) of Avis under WizCom's care, custody and control, including flood and earthquake coverage when available, boiler and machinery coverage, and extra expense coverage. Avis shall be named as a loss payee as its interests appear.

     (c) All insurance shall be obtained from a carrier maintaining an A.M. Best rating of "A" or higher.

                  (1) A certificate of insurance evidencing each of the coverages under this Article 13.1 shall be delivered to Avis as soon as possible after the Effective Date.

                  (2)      Such certificate shall:

               (i) name Avis as an additional insured or loss payee where provided above; and

               (ii) contain an agreement by the insurance company(ies) issuing the policy(ies) that such insurance shall respond as primary insurance to any insurance carried by Avis, and that such insurance will not be canceled, terminated or modified without at least thirty (30) days prior written notice to Avis.

                  (3) Upon the renewal of any policy or policies required by this Article 13.1, a new certificate of the renewal of such insurance conforming to the above requirements shall be delivered to Avis.

13.2     Avis Insurance.

         Avis shall provide and maintain during the Term commercial general liability coverage with a combined single limit of not less than $3,000,000 per occurrence, the first $1,000,000 of which may be self retained by Avis. Coverage shall be applicable to Avis's operations under this Agreement.

13.3     Risk of Loss.

         Except as otherwise provided under this Agreement, each Party shall be responsible for risk of loss of, and damage to, any Equipment or Software in its possession or under its control.

ARTICLE  14  TERMINATION.

14.1     Termination for Cause.

         (a)      By Avis.

                  Avis may, by giving written notice to WizCom, terminate this Agreement for cause as of a date specified in the notice of termination, in the event that:

                  (1) Subject to Article 14.1(a)(2), WizCom breaches any of its material duties or obligations under this Agreement, and such breach is not substantially cured within ninety (90) days of notice of breach by Avis to WizCom;

                  (2) With respect to a breach (other than a payment default) that WizCom demonstrates to Avis's reasonable satisfaction cannot with due diligence be cured within ninety (90) days of notice thereof, but can be cured within 180 days, WizCom fails to (A) proceed promptly and diligently to correct the breach, (B) develop within thirty (30) days of notice of breach a complete plan for curing the breach, or
                           (C) cure the breach within 180 days of notice of breach to WizCom; or

                  (3) WizCom breaches any of its material duties or obligations under this Agreement, and such breach cannot be cured within 180 days of notice of breach to WizCom.

         (b)      By WizCom.

                  WizCom may, by giving written notice to Avis, terminate this Agreement for cause as of a date specified in the notice of termination, in the event that:

     (1) Avis fails to pay any undisputed amount when due, or disputed amount within ten (10) days after the resolution of the dispute, to WizCom hereunder and (i) such failure has not been cured within ten (10) business days following notice of such failure from WizCom, and (ii) a similar default has occurred within the six months prior to such default;

     (2) Avis breaches its obligations under Article 4 and such breach is not substantially cured within thirty (30) days of notice of breach to Avis; and

     (3) Avis willfully discloses any material component or element of the source or object code of the Systems in breach of its obligations of confidentiality set forth in this Agreement, and such breach is not substantially cured within thirty (30) days of notice of breach to Avis;

14.2     Avis Termination of End User Equipment Services.

         (a) Avis may terminate its obligation to receive, and WizCom's obligation to provide, the End User Equipment Services without cause at any time on or after the second anniversary of the Effective Date, by giving WizCom at least ninety (90) days' prior written notice designating the termination date, and as further provided below:

     (1) Within thirty (30) days after termination, Avis shall pay WizCom any undisputed charges due and owing as of the effective date of termination, with Avis to pay any amounts in dispute at such time promptly upon such amounts becoming undisputed.

     (2) Avis shall pay WizCom its costs for providing the termination assistance associated with the termination of End User Equipment Services.

     (3) Unless otherwise agreed by the Parties, Avis will pay to WizCom, within thirty (30) days after the effective date of termination of the End User Equipment Services, the unamortized portions of the purchase price of all End User Equipment of which Avis wishes to retain possession and, upon receipt of such payment, WizCom shall transfer title to such End User Equipment to Avis. To the extent any such End User Equipment is leased by WizCom, Avis shall assume all remaining obligations under such lease and such lease shall be assigned by WizCom to Avis and assumed by Avis. Avis shall, at its expense, take all steps necessary to obtain WizCom's release from such lease, unless WizCom agrees otherwise in writing. Any End User Equipment not transferred to Avis as described above, shall remain the property of WizCom and Avis shall, at its expense and at the direction of WizCom, deliver such End User Equipment to WizCom or WizCom's designee.

     (4) Avis shall pay WizCom those costs WizCom has incurred and will incur to provide the terminated End User Equipment Services that will not be recovered by WizCom through the charges to Avis under this Agreement prior to the effective date of termination ("Unrecovered Allowable Cost"). To be payable under this
Section 14.2(a)(4), Unrecovered Allowable Costs must be costs that (i) would not have been incurred by WizCom but for WizCom's reasonable expectation that Avis would continue to receive the End User Equipment Services during the Term, (ii) cannot be reduced or eliminated by commercially reasonable efforts, including termination of leases and service contracts and using resources to provide services for other WizCom customers, and (iii) all other remaining costs, penalties and/or fees associated with the termination of the End User Equipment and/or End User Equipment Services. Unrecovered Allowable Costs shall be subject to audit by Avis prior to payment.

         (b)      WizCom Termination for Cessation of Business.

                  WizCom shall have the right, in the event WizCom determines to cease providing Services to all customers, to terminate this Agreement at any time upon at least five (5) years prior written notice to Avis.

14.3     Termination for Insolvency.

         In the event that either Party hereto becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other Party hereto may, by giving written notice thereof to such Party, terminate this Agreement as of a date specified in such notice of termination.

14.4     Extension of Termination Effective Date.

         Avis may extend at any time the effective date of a termination it has exercised one or more times by giving notice of same, provided that the total of all such extensions shall not exceed 180 days following the original effective date of termination.

14.5     Termination Assistance.

         (a) Commencing upon any notice of termination (including notice based upon breach or default by Avis), and continuing through the effective date of termination (as such date may be extended pursuant to Article 14.4), WizCom shall provide to Avis, or at Avis's request to Avis's designee, the termination assistance set forth in Schedule I. All termination assistance provided by WizCom shall be charged to Avis at WizCom's costs therefor.

         (b) This Article 14.5(b) shall survive termination of this Agreement. Subject to Article 14.6(c), for a period of twelve
                  (12) months following the effective date of termination under this Agreement, WizCom shall provide at Avis's request, to Avis or Avis's designee, any or all of the Services being performed by WizCom prior to such effective date, including any of the Services under Schedule I. To the extent WizCom is to perform Services under this Article

                  15.5(b), the provisions of this Agreement shall be applicable as such provisions would have been applicable to such Services prior to the effective date of such termination, except that the compensation to be paid by Avis to WizCom therefor shall be as set forth in Schedule C.

     (c) If this Agreement is terminated by WizCom for breach by, or insolvency of, Avis, then as a condition to WizCom's obligation to provide termination assistance before and/or after termination, Avis shall first pay to WizCom all undisputed amounts then outstanding to WizCom and shall thereafter, on the first day of each month, pay to WizCom an amount equal to WizCom's reasonable estimate of the total amount payable to WizCom for termination assistance for that month, which amount shall be communicated in writing by WizCom to Avis not later than ten (10) days prior to the first day of the month. At the end of each month, the amounts paid under such estimate shall be compared with the amounts due and owing under this Agreement, and Avis shall be credited or invoiced for the difference as appropriate.

14.6     Equitable Remedies.

         WizCom acknowledges that, in the event it actually breaches (or attempts or threatens to breach) any material obligation to provide Avis termination assistance as provided in Article 14.5, Avis may be irreparably harmed. In such a circumstance, Avis may, to the extent permitted by Article 15.1(d), proceed directly to court upon prior notice to WizCom without undertaking informal dispute resolution under Articles 15.1(a) and (b). In any such proceeding, WizCom may challenge any assertion by Avis (including the amount or extent of damage or losses).

14.7     Unrecovered Allowable Costs.

         Upon any termination of this Agreement by WizCom pursuant to Article 14.1(b), Avis shall be obligated to pay, in addition to all other amounts otherwise payable by it at such time, all Unrecovered Allowable Costs existing at the time of termination.


ARTICLE  15  DISPUTE RESOLUTION.

15.1     Dispute Resolution.

         Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination or validity hereof ("Dispute") shall be resolved as provided in this Article 15, with each Party bearing its own costs.

     (a) Avis or WizCom (each a "Party") may commence  proceedings  hereunder by
delivering  a  written  notice  to  the  other  Party   providing  a  reasonable
description of the Dispute to the other (the "Demand").

     (b) within ten (10) days following receipt by a Party of a Demand, the Dispute shall be referred to representatives of the parties for resolution, each party no direct operational responsibility for the matters contemplated by this Agreement (the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve the Dispute. If the Representatives do not agree upon a resolution within thirty (30) calendar days after receipt by a Party of a Demand, each of Avis and WizCom shall be free to exercise the remedies available to them under Article 15.1(c).

     (c) The Parties hereby agree to submit all Disputes not resolved by negotiation pursuant to Article 15.1(b) for resolution by arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. Except as expressly provided otherwise in this Agreement, the arbitration shall be conducted in New York, New York by three arbitrators (the"Panel") in accordance with the JAMS/Endispute Comprehensive Arbitration Rules and Procedures then in effect as amended herein. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C., Article 1, et seq. Notwithstanding the foregoing (i) each Party shall have the right to examine the books and records of the other Party that are reasonably related to the Dispute; (ii) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; (iii) each party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests for stipulation of fact, and depositions, the nature and extent of which discovery needs of the Parties and the desirability of making discovery expeditious and cost effective. The Panel shall complete all hearings not later than ninety (90) days after its appointment. The award shall be in writing and shall specify the facts and law on which it is based. The arbitrators shall not be empowered to award to any party any consequential damages, lost profits or punitive damages in connection with any Dispute and each party hereby irrevocably waives any right to recover such damages. Judgment upon any award may be entered in any count having jurisdiction thereof.

     (d) In the case of a Dispute, prior drafts of this Agreement shall not be used to interpret the provisions of this Agreement.

15.2     Continued Performance.

         Each Party agrees to continue performing its obligations under this Agreement in good faith while any dispute is being resolved, without prejudice to each Party's right to terminate this Agreement.

15.3     Governing Law; Jurisdiction.

         This Agreement and performance under it shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts of laws.


ARTICLE  16  GENERAL.

16.1          Binding Nature; No Assignment.

              This Agreement shall be binding on the Parties hereto and their respective successors and assigns to the extent assignment is permitted hereunder. Neither Party may, nor shall it have the power to, assign this Agreement without the prior consent of the other. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement without the approval of the other Party (i) to any entity which acquires all or substantially all of the assets of such Party or (ii) to any successor in a merger or acquisition of a Party which entity assumes all of such Party's obligations or (iii) to any entity which is an Affiliate of such Party, provided that such assignment shall not relieve the Party of any of its obligations under this Agreement.

16.2          Timeliness.

              The Parties shall perform their obligations under this Agreement in a timely manner, subject to the other provisions of this Agreement.

16.3          Right to Perform Services for Others.

              Avis recognizes that WizCom personnel providing Services to Avis under this Agreement may perform services similar to the Services from time to time for other customers; provided, however, that such personnel shall remain bound by the confidentiality provisions of this Agreement, and shall not disclose Avis Confidential Information except as provided in this Agreement.

16.4          Entire Agreement; Amendment.

              This Agreement, including any Schedules referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to the subject matter contained in this Agreement. No change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such charge, waiver, or discharge is sought to be enforced.

16.5          Counterparts.

              This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties. This Agreement will have no effect, and shall not be binding upon either Party, until executed and delivered by both and in the absence of such execution and delivery it shall not constitute a preliminary agreement or commitment to agree.

16.6          Headings.

              The article and section headings and the table of contents used herein are for reference and convenience only and shall not enter into the interpretation hereof.

16.7          Relationship of the Parties (Independent Contractor).

              WizCom,  in  furnishing  the  Services  to Avis,  is  acting as an independent contractor, and WizCom has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by WizCom under this Agreement. Neither Party is an agent of the other and has no authority to represent the other as to any matters, except as expressly authorized in this Agreement.

16.8          Equal Opportunity Employer.

              Each Party agrees that it will not engage in any unlawful discrimination as to race, creed, color, national origin, sex, age, disability, marital status, citizenship status, sexual orientation or affectional preference in all employment decisions relating to this Agreement.

16.9          Non-Hiring.

              Avis agrees that, during the term of this Agreement and for a period of one (1) year thereafter, neither Avis nor any of its affiliates will directly or indirectly solicit, encourage or request any employee of WizCom to work or perform services for Avis or any of such affiliates or any contractor for any of them (other than pursuant to this Agreement and solely in such employee's capacity as an employee and on behalf of WizCom) or to leave the employ of WizCom. Without limiting any rights or remedies WizCom may have for breach of the foregoing obligation, WizCom shall be entitled (without the necessity of posting any bond or establishing the inadequacy of damages as a remedy) to an injunction prohibiting such breach.

16.10    Notices.

              All notices under this Agreement shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) one (1) day after being given to an express overnight courier with a reliable system for tracking delivery, (iii) when sent by confirmed facsimile with a copy sent by another means specified in this
              Article 16.10, or (iv) six (6) days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

              In the case of WizCom:

              WizCom International, Ltd.
              900 Old Country Road
              Garden City, New York, 11530
              Attn:  President

              With a copy to:

              HFS Incorporated
              6 Sylvan Way
              Parsippany, N.J. 07054
              Attn:  SVP & Corporate Counsel

              In the case of Avis:

              Avis Rent A Car System, Inc.
              900 Old Country Road
              Garden City, NY 11530
              Attn:  Executive Vice President & General Counsel

              A Party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective, which in any event shall be no sooner than five days from receipt of notice.

16.11    Severability.

              In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect.

16.12    Consents and Approvals.

         (a) Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld.

         (b) An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

16.13    No Waiver of Default.

         (a) A delay or omission by either Party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants to be performed by the other or any breach thereof shall be in writing and shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

         (b) Except as expressly limited by this Agreement, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.

16.14    Media Releases.

         (a) All media releases and public announcements made by either Party relating to this Agreement or the subject matter of this Agreement, but excluding (i) technical or service type announcements, (ii) system bulletins intended by a Party solely for internal distribution, (iii) bulletins made solely within and related to a vehicle rental system's operation and (iv) bulletins designed to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, shall be coordinated with and approved by the other Party in writing prior to any release.

         (b) Notwithstanding the foregoing, WizCom may list Avis as a customer and Avis may list WizCom as a service provider, and either Party may describe in general terms in proposals or other marketing materials the services provided under this Agreement that are provided by WizCom to Avis through the Systems.

16.15    Survival.

         The Parties agree that the provisions of this Agreement which by their terms clearly contemplates continued performance after such termination or expiration shall survive the termination or expiration of this Agreement for any reason.

16.16    No Third Party Beneficiaries.

         This Agreement shall be deemed to create rights solely in Avis and WizCom. This Agreement shall not be deemed to create any rights in third parties, including suppliers and customers of a Party, or Avis Authorized Users, or to create any obligations of a Party hereunder to any such third parties.

16.17    Compliance with Laws and Regulations.

         Each Party shall perform its obligations under this Agreement in a manner that complies with applicable laws, regulations, ordinances and codes, including identifying and procuring required permits, certificates, approvals and inspections. If a charge of non-compliance by a Party with any such laws, regulations, ordinances or codes occurs, such Party shall promptly notify the other Party of such charges in writing.

16.18    Covenant of Good Faith.

         Each Party agrees that, in its respective dealings with the other Party under or in connection with this Agreement, it shall act in good faith.

         IN WITNESS WHEREOF, Avis and WizCom have each caused this Agreement to be signed and delivered by its duly authorized representative, all as of the date first set forth above.


AVIS RENT A CAR SYSTEM, INC.                     WIZCOM INTERNATIONAL, LTD.

By: /s/ Kevin M. Sheehan                         By: /s/ David P. McNicholas

Name:                                            Name:

Title:                                           Title:

Dated:                                           Dated:

                                  SCHEDULE A1
                        DATA CENTER AND SYSTEM SERVICES


         WizCom shall be responsible for managing, operating and maintaining the Data Center in accordance with the terms of this Agreement. If in order to meet Avis's business requirements, WizCom must support Avis Software not currently supported by WizCom, the Parties will mutually agree upon a plan to transition the support of Avis Software, including the recruitment and training of personnel. WizCom shall operate the Data Center 24 hours per day, 7 days per week, 365 days per year (subject to the other provisions of this Agreement). WizCom's responsibilities with respect to the Data Center and System Services shall include:


1.  Data Center Facility.

WizCom shall manage, operate and maintain the Data Center facility so that the Data Center (i) is adequately staffed with trained technicians, operators, and supervisors including support staff, (ii) has facility-supporting equipment (including UPS and fire suppression systems) and (iii) is adequately supplied. As of the Effective Date, the Data Center is located in Garden City, New York. Subject to Section 8.1 of this Agreement, WizCom may, as it reasonably determines, change the location of the Data Center. WizCom shall consider Avis's reasonable comments in preparing its plans for the move. Avis may participate in the execution of the change in location to the extent reasonably requested by Avis to safeguard the integrity of the Systems, Avis Software and Avis Data, including conducting reasonable testing to monitor and verify such integrity.


2.  File Service Activities.

WizCom shall manage files to maintain the integrity and availability of Avis Data. Avis shall be responsible for the accuracy of Avis Data as provided by Avis to WizCom.
WizCom's responsibilities shall include:

a. Update all files under WizCom's control with new information provided by Avis or Avis authorized third parties so that it is available during scheduled availability.

b. Use third party software tools as reasonably necessary to verify the successful receipt of all incoming files and the successful transmission of all outgoing files.

c. Develop, document, implement and maintain Avis data and Software file backup, recovery and retention procedures as necessary to meet Avis's reasonable business requirements.

     d. Provide a recovery procedure for restoring a data image to a previous level within a mutually agreed amount of time.

     e.  Provide   recommendations   to  Avis  regarding   backup  and  recovery
considerations, such as improved levels of protection, efficiencies and cost reductions.

     f. Conduct daily backups and weekly full backups and recovery procedures so that systems are available during scheduled hours. Conduct other periodic backups as mutually agreed.

     g. Use commercially reasonable efforts to utilize disk storage resources in an efficient and cost effective manner.

     h. Use commercially reasonable efforts so that adequate file space is available for processing.

     i. Provide information to Avis relating to mainframe utilization as reasonably requested.


3.  Tape Management/Tape Library.

WizCom shall perform tape library management functions both at the Data Center and off-site and provide tape security and appropriate safeguards to prevent unauthorized access to Avis Data contained on such tapes. These functions shall include:

     a. Provide logging and tracking of all physical tapes in and out of the Data Center. Provide tape security as reasonably necessary to prevent unauthorized access to tapes containing Avis Data, including preventing access through "bypass label processing."

     b. Identify in the Procedures Manual WizCom's standard tape handling procedures. Modify such procedures as necessary to meet Avis's reasonable tape handling requirements. Include such procedure in the Disaster Recovery Plan and applicable directives regarding off-site storage.

     c. Maintain tapes on site at the Data Center in a physically and environmentally protected area.

     d. In accordance with the procedures described in Section 2(c) of this Schedule A1, store backup tapes, Avis Data, documentation (including paper documentation of the procedures described in Section 2(c), and related materials at secure offsite storage facilities, as reasonably necessary to restore a secure Avis production environment in the event of an interruption of Services at the Data Center. Appropriate arrangements shall be made for Avis to have direct access to Avis Data maintained at such off-site storage facilities.

     e. Establish a tape rotation schedule with the tape storage provider. Monitor schedule for compliance and notify the tape storage provider when it is time to return a tape if not received automatically.

     f. Maintain an adequate inventory of media and tape supplies.

     g. Retrieve archived tapes and restore required files and data sets within reasonable time frames from the time that such archived tapes are required.

     h. Report Avis's tape utilization needs and exceptions as part of a periodic status report.

     i. Obtain all tapes required for Avis processing. Such tape data sets shall be the property of WizCom until they contain Avis Data. Thereafter all tape data sets containing Avis Data will be the property of Avis until released back into the scratch/reuse pool.


4.  Information Security.

Avis Data will not be accessed by WizCom personnel without Avis's prior authorization except for billing and technical support purposes and for approved Applications development. The Procedures Manual shall describe the extent to which, if any, WizCom requires access to Avis Data in order to perform the
Services, and shall establish a procedure for WizCom to obtain Avis's authorization for such access.


5.  Capacity Planning and Management.

WizCom shall provide capacity planning and management services, taking into consideration Avis's reasonable input, for Data Center resources used to provide the Services, including CPU resources, DASD and other storage requirements, tapes, and input/output devices.
These functions shall include:

     a. Monitor computing capacity availability so that sufficient capacity can be planned to meet the Performance Standards.

     b. Make computing capacity increases (or decreases) based on Avis's reasonable change requests.

     c. Propose capacity planning models and methodologies to the customers, and consider Avis's capacity planning recommendations regarding WizCom's planning model.

     d. Review capacity requirements of each customer as part of WizCom's normal business planning cycle.

     e. Provide Avis reasonable assistance in forecasting Avis's capacity needs requirements and in Avis's monitoring and reviewing the capacity forecast vs. actual utilization.


6.  Physical Security at the Data Center.

WizCom shall maintain physical security functions at the Data Center pursuant to procedures that shall be no less rigorous than those in effect at the Data Center immediately prior to the Effective Date and as reasonably required to safeguard Avis Data, the Systems and Avis Software from loss, damage or unauthorized access. Physical security for the Data Center shall include protecting against fire, flood, electrical failures and surges, and unauthorized access. Such procedures shall include monitoring and controlling physical access, investigating and reporting security violations, and taking appropriate actions to prevent violations from recurring.


7.  Change Management and Control.

WizCom shall perform change management functions as reasonably required to control changes to Avis's processing environment. Such functions shall include:

     a. Control changes to the Avis production environment and implement changes in accordance with the change control procedures described in the Procedures Manual so that continuity is maintained when changes are initiated. Perform changes requiring system outages during scheduled maintenance periods.

     b. Review, schedule and communicate proposed Applications and processing environment changes that may affect Avis.

     c. Conduct weekly change management meetings with Avis's participation. Consider and respond to Avis's comments, and obtain Avis's approval when required by the change control procedures described in the Procedures Manual. Provide information to Avis on changes, including data on each attempted change affecting Avis, such as the cause of any problems and the success of the attempted change.

     d. Obtain Avis approval for changes to Avis's production processing schedules. In the case of an emergency, WizCom may change production schedules without first obtaining Avis approval to the extent required to correct the emergency, provided that WizCom notifies Avis of the need for such changes as soon as possible and in any event within one hour after identifying the need for such changes.


8.  Service Request Management.

WizCom shall implement a process for Avis to request products and functions supplied by WizCom within the scope of this Agreement ("Service Requests"). The Service Request process will be approved by Avis prior to the Effective Date and include procedures for the following: logging of requests, evaluation, estimation, required approvals, prioritization, implementation and status reporting. These functions will be described fully in the Procedures Manual.


9.  Business Resumption and Disaster Recovery.

WizCom shall take the steps reasonably required (i) to minimize disruption to Avis's business related to the Services, (ii) to assist Avis in continuing to conduct its business during periods in which any Services are unavailable, and
(iii) to resume normal operations as quickly as possible under the circumstances. WizCom's responsibilities will be described in the disaster recovery section of the Procedures Manual.

         (a)      Disaster Recovery Testing.

                  Once per year WizCom shall conduct a disaster recovery test to determine compliance with the procedures in the Disaster Recovery Plan. Avis may monitor and participate in such tests to the extent reasonably required for Avis to verify the adequacy of disaster recovery procedures for Avis processing. WizCom shall provide Avis with a report and/or presentation of the test results. WizCom shall use commercially reasonable efforts to resolve identified problems and retest unsuccessful test components in a timely manner.

         (b)  Disaster Recovery Contract.

                  WizCom has provided Avis with a copy of the current disaster recovery Agreement. At Avis's request, WizCom shall provide Avis with any changes made after the Effective Date to the Agreement for Avis's inspection, or with a copy of the disaster recovery Agreement then in effect. WizCom shall maintain a disaster recovery Agreement in full force and effect during the Term, either under the Agreement or a substantially similar arrangement with another provider of similar disaster recovery services.

10.  Systems Operations.

WizCom shall perform the systems processing operations functions as necessary to operate the Systems in accordance with the terms and conditions of the Agreement. Such functions shall include:

     a. Provide the availability of, monitor, and process on-line and batch Applications, including scheduled, unscheduled and on-request Applications development/maintenance functions as well as Avis end-user initiated processing.

     b.  Provide  support  for  test  and  production   environments   including
Applications     program     testing     submitted    by    the     Applications
development/maintenance personnel of WizCom.

     c. Provide a secure computer room operations environment.

     d. Provide appropriate information system tools (e.g., report generation) to assist Avis in accessing Avis Data.

     e. Maintain networking software. WizCom shall use such networking software as is reasonably necessary to meet Avis's business requirements.

     f. Operate the Systems and, subject to the other provisions of this Agreement, Avis Software, as designated from time to time by Avis.

     g. Schedule routine systems maintenance (currently approximately two to six hours monthly) to accomplish such tasks as security table implementation and/or hardware or software changes.

                  (1) WizCom shall publish,  at least three months in advance, a schedule of scheduled system outages. Routine systems maintenance shall be scheduled for and performed on an alternating basis every two weeks during the following time periods: (i) commencing at 12:00 a.m. for a period of two to three hours, or (ii) commencing at 3:00 a.m. for a period of two to three hours on Sunday (Eastern Standard
                      Time). WizCom may deviate from this schedule with Avis's prior approval.

                  (2) Additionally,  WizCom  shall  give Avis  notice as soon as practicable, and where possible not less than 24 hours in advance, of system outages that WizCom determines must occur outside of the time frames described in item (1) which outages shall, to the extent within WizCom's reasonable control, be scheduled during hours that minimize disruption to Avis's business.

                  (3) No more  than  twice per  year,  WizCom  may plan a system outage of 24 hours duration to perform required maintenance, backup and upgrade activities. WizCom shall schedule such 24-hour outages at least two months in advance, which schedule shall be set as mutually agreed by the Parties. WizCom may deviate from such schedule with Avis's approval.

     h. Complete processing schedules in the appropriate sequence so that jobs do not run until prior job dependencies have been successfully completed.

     i. Subject to the capacity of resources at the Data Center and Avis's payment of any charges therefore as provided in Schedule C, process all special request activities consistent with equal treatment of the customers, including ad hoc reporting, within time frames mutually agreed upon by the Parties.

     j. Provide access to, and software compatibility with, external systems (for example, credit card processing and airline interfaces) necessary for the Services as such access and compatibility exist in the Systems as of the Effective Date. All additional functions required by Avis will be Projects, which will be subject to the provisions of Article 5 and the charges for Projects set forth in Section IV of Schedule C.

     k. Provide on-line access capability to query status of production jobs for Avis.

     l. Use commercially reasonable efforts to enhance the automated processing capabilities and efficiencies through computer system tuning and other run time improvements. Perform regular monitoring of utilization needs and efficiencies of the Systems and Avis Software. Report on tuning initiatives and activities as reasonably requested by Avis.

     m. Subject to the terms and conditions of the Avis Third Party Software license agreements, WizCom will operate the Software and coordinate maintenance and support for Avis Third Party Software with the third party vendors thereof.

     n. Employ a quality improvement process to identify efficiencies. Analyze jobs for excessive use of computer resources. Give appropriate consideration to rewriting code and other performance enhancing activities based upon a cost-benefit analysis.

     o. Subject to the capacity of resources at the Data Center, provide Avis alternate automated processing capability at the Data Center to minimize the duration of unscheduled System outages, if feasible and practicle.

11.  Production Control.

WizCom shall develop, control and maintain production schedules for the Systems and Avis Software, and cooperate with Avis in responding to special processing requests and processing requirements. Such functions shall include:

     a. Prioritize and schedule batch jobs and report distribution systems in accordance with mutually agreed upon schedule parameters.

     b. Provide to Avis and obtain Avis's approval of production schedules prior to implementation.

     c. Review, coordinate and modify computer resource allocation schedules to accommodate Avis special requests and priorities. Promptly notify Avis if special requests will affect the timely completion of other tasks.

     d. Respond promptly to requests from Avis for priority job execution.

     e. Execute reruns of jobs as required to correct abnormal terminations and other data processing errors, and otherwise as requested by Avis and obtain Avis's approval if rerunning any jobs will impact scheduled on-line or batch production processing.


12.  Database Administration.

WizCom shall be responsible for database administration, including database design, application support, tuning, backup and recovery, and standards and support for databases run by WizCom for the Systems and Avis Software. Such functions shall include:

     a. Provide a test, acceptance testing, and production database subsystems as reasonably required by Avis.

     b. Support and control the data dictionary for the Systems.

     c. Perform logical and physical database control functions to support current systems and approved new systems (test, acceptance test and production).

     d. Perform database tuning and reorganization functions as reasonably required to maintain system performance requirements and in accordance with Scheduled Uptime (as defined in Schedule B) and the change control procedures described in the Procedures Manual.

     e. Plan for changes in the size of databases due to business growth and project implementation based on information provided by Avis, and review plans on a regular basis with Avis.

     f.   Implement   physical   database   design,   create  indices  and  make
recommendations on methods to optimize application performance.

     g. Maintain and upgrade the automated monitoring tools as reasonably required to monitor database performance.

     h. Monitor  database  performance and database space  utilization.  Review,
comment  on,   assess   potential   impacts  from,   and  implement   reasonable
modifications requested by Avis subject to equal treatment of the customers.

     i. Maintain database definitions for the Systems and make such definitions available to Avis upon request.

     j. Implement database backup procedures as necessary to recover from a database outage or a corrupt database.

     k. Develop, test, document and maintain database standards as necessary to meet Avis's reasonable business requirements.

     l. Identify and suggest product and enhancement opportunities for improved performance or functionality. Implement such solutions at Avis's reasonable request. These opportunities will utilize WizCom's standard change control methodology for investigation and implementation.


13.  Technical Support.

WizCom shall be responsible for technical support of Systems Software as necessary to provide the Services and meet the Performance Standards. Such functions shall include:

     a. Provide technical consulting and other reasonable assistance in support of Avis's reasonable business requirements at levels no less than those provided to other customers (e.g., assistance in file resolution, and debugging) unless the Parties mutually agree otherwise.

     b. Perform modifications, enhancements, or changes necessary to correct errors and operational modifications (including Program Temporary Fixes (PTF's)), such that each item of WizCom Systems Software operates substantially in accordance with Avis's requirements and the software specifications.

     c. Unless mutually agreed otherwise, install and upgrade System Software as necessary to maintain vendor support for the installed version and as reasonably requested by Avis to support its business requirements.

     d. Make available as requested all of WizCom's technical documentation describing the systems and processes used to support the Systems and Avis

     Software ("Technical Documentation"), including, to the extent developed by
WizCom: technical specifications, database definitions, system overviews and flow charts showing relationships between systems, systems integration documentation (including configurations, interfaces, and network topologies and architectures), installation/configuration/maintenance information, and systems software documentation. Update the Technical Documentation to reflect changes made during the Term.

     e. In consultation with Avis, when appropriate, evaluate, recommend, acquire and install in WizCom's sole discretion, Third Party Systems Software, and make reasonable changes to the operating environment necessary for compatibility with existing systems.

     f. Provide information to Avis about the functionality, architecture, data, and other aspects of the Systems Software, as reasonably requested by Avis and as permitted by the third party vendors thereof.

     g. Provide Systems Software support as reasonably required by developers performing work on the Systems and Avis Software.

     h. Notify Avis in the event a third party ceases to support Third Party Systems Software and work with Avis to develop a reasonable alternative to continued use of such Systems Software.

     i. Cooperate with Avis personnel and third parties performing development and maintenance work on the Applications and Systems Software as permitted under the Agreement. Provide such personnel and third parties with reasonable access to the Services.

     j. Develop, implement and maintain interfaces necessary for the Systems to communicate with Avis Locations and with third party service providers (such as GDS's).

     k. Maintain system support coverage either through on-site coverage during normal work hours or via "on call" support.

     l. Perform regular monitoring of utilization needs and efficiencies and perform and report on tuning initiatives on a regular basis.

     m. Maintain required user exits to Third Party Software.

     n. When necessary, participate in development teams as reasonably required by developers in areas such as systems test and installation support.

14.  Equipment Management and Maintenance.

WizCom shall manage and maintain the Equipment as necessary to provide the Services and meet the Performance Standards, including (i) keeping such equipment sufficiently current to enable WizCom to perform the Services supported by the Equipment in accordance with the other provisions of this Agreement, and (ii) performing, or arranging for third parties to perform, maintenance as necessary to keep such Equipment in good operating condition in accordance with manufacturers' specifications.

                                  SCHEDULE A2
                       APPLICATIONS DEVELOPMENT SERVICES


1.  Applications Development Services.

In the event Avis requests WizCom to provide Avis with Applications development services under this Agreement, the respective responsibilities of the Parties for Applications development, including the fees therefor, are described in
Article 5 and Schedule C hereof.

                                  SCHEDULE A3

                          DATA COMMUNICATIONS SERVICES


WizCom shall provide the Network Services to Avis, as described below:


1.  WAN Network Services.

     a.  Network Description.

         (1)  Network Connections.

                  "Network Connection" shall mean the Network Access, Port and Backbone (each a "Network Component") necessary to establish and maintain data communications between (A) Avis Locations, the Data Center, and distributed processing locations (e.g. any WizCom Reservation Center, (B) the Data Center,
                  distributed processing locations, and third party service providers (such as credit card processing and airlines interfaces), (C) one Avis Location and another, and (D) such other locations as the Parties may agree.

         (2)  WizCom-Managed Network.

                  WizCom shall perform the functions described in this Section with respect to the Network Components managed by WizCom that affect Avis Locations (the "WizCom-Managed Network"), so that Avis Locations may receive and transmit data and make use of the functions of the Systems and the Avis Software operated by WizCom.

     b.  Network Access.

         "Network Access" shall mean the communication lines, services and equipment required to provide and maintain a connection between the data terminal equipment or other end user device at an Avis Location and a WizCom Network Node. Network Access for any given Avis Location may be provided either (A) by WizCom, or (B) by Avis. Both Parties may use third parties to provide the Network Access they are responsible for.

     c.  WizCom-Provided Network Access.

         (1) WizCom shall provide Backbone, Ports and, if requested by Avis, Network Access according to the procedures and time frame guidelines set forth in the Procedures Manual. WizCom shall use commercially reasonable efforts to comply with Avis's scheduling requirements. If so requested, WizCom shall design the Network Access taking Avis's needs for the Network availability and response time into consideration. WizCom shall provide Avis with such information as Avis may reasonably request regarding (i) the status of efforts to provide Network Access, and (ii) arrangements made with telecommunications carriers.

         (2) As part of WizCom's management of the Network Access, WizCom shall, according to the procedures and time frame guidelines set forth in Procedures Manual, remove equipment used for Network Access and circuits no longer required by Avis at Avis's request. For equipment required for Network Access owned or leased by Avis, WizCom shall store, redeploy and dispose of such removed equipment as Avis may request.

         (3) When WizCom provides Network Access for Avis, WizCom shall manage such Network Access, and the Performance Standards set forth in Schedule B shall apply.

     d.  Avis-Provided Network Access.

         (1) Avis may, at any time and from time to time during the Term, establish and manage Network Access between any Avis Location and a WizCom Node that is located at the Data Center, or Avis's headquarters (currently in Garden City), or any WizCom Reservation Center. Network Access established by Avis or third parties selected by Avis shall be compatible with the Systems and the Port and Backbone components that support such Network Access. All Network Access must be approved by WizCom for compatibility and operational support considerations. If there is a problem with Network Access established and managed by Avis or third parties selected by Avis, the Parties shall reasonably cooperate with each other to resolve the problem. WizCom shall provide Avis with access to Netview or similar mainframe-based network management tools used by WizCom as necessary for Avis to monitor and manage such Network Access, with the following understanding: (i) Avis should consider access to such mainframe-based tools as a supplement to the primary network management capability provided by Avis's network equipment vendor; and (ii) WizCom will provide Avis with access to such mainframe-based tools for control of Avis resources only, Avis access to that tool will be limited or will not be permitted.

         (2) If Avis provides or uses a third party to provide Network Access, Avis may request WizCom to manage such Network Access or third party provided that Avis and/or the third party is using equipment, circuits and a network design approved by WizCom. Upon such request by Avis and an approval by WizCom, WizCom will manage Network Access that has been established by Avis or is provided by a third party. WizCom's management of the services of such third party will be subject to agreement by such third party.

         (3) Performance of Network Access that is provided by a third party will be the responsibility of the third party. If WizCom manages he services of a third party that is providing Network Access for Avis, WizCom will report overall network performance to Avis. The Parties shall, prior to entering into such management arrangements, determine whether the third party's networking methods prohibit overall (end-to-end) performance measurement, in which case performance shall be measured as proposed by WizCom and approved by Avis.

     e.  Network Reports.

         (1) WizCom shall report WizCom-Managed Network performance on a monthly basis. The content of such reports will depend upon the Network Access and Backbone configuration, and the use of third party networks, but WizCom shall provide industry standard measurements as reasonably requested by Avis.

     f.  Provision of Equipment.

         Data terminal equipment used at Avis Locations to access the Systems must be on the list of WizCom approved hardware or otherwise certified as compatible with the Network.

     g.  Sharing of Network Components.

         To the extent the Parties mutually agree, Avis may share with other WizCom Customers the use of Network components on the WizCom-Managed Network. Avis recognizes that data terminal equipment will be permitted to coexist on the same Network Access line and Port with other WizCom Customers provided that such equipment will not adversely impact Avis or other customers.

     h.  Network Access Design.

         If WizCom is to provide Network Access, WizCom shall design the Network Access, subject to Avis's approval, which approval shall not be unreasonably withheld. If the Network Access is to be shared with other WizCom customers, WizCom shall consider any Avis comments on the Network Access design, but WizCom shall have final decision on the design of the Network Access. To the extent the WizCom-Managed Network is shared with other WizCom customers, WizCom shall design such Network based on the traffic patterns of the customer, with no preference for any single customer.

     i.  Network Engineering and Management.

         WizCom shall provide network engineering functions and support related to the WizCom-Managed Network. Such functions shall include:

         (1) providing network optimization, which shall consist of the same network optimization services Wizcom provides to other Customers, including (A)
              researching and evaluating means for optimizing the efficiency and cost-effectiveness of the WizCom-Managed Network, (B) analyzing rates and packages offered by telecommunications common carriers,
              (C) making recommendations to Avis regarding how to make changes to the WizCom- Managed Network to make it more efficient and cost-effective for Avis (e.g., changing carriers, adding or deleting bandwidth), (D) implementing changes to the WizCom-Managed Network approved by Avis, and (E) programming, monitoring and tuning the Network for efficiency and problem prevention;

         (2) providing configuration management, including (A) maintaining and delivering Equipment inventories, circuit documentation, locations lists, and other documentation and information relating to the WizCom-Managed Network at such times as Avis may reasonably request, and (B) managing the configuration of Equipment supporting or otherwise connected to the WizCom- Managed Network so that such Equipment can transmit and receive data as appropriate;

         (3) providing and maintaining, as reasonably requested by Avis, host-to-host and special purpose circuits to meet Avis's remote host application interface requirements and bulk data transfer requirements;

         (4) upgrading systems and Equipment for the WizCom-Managed Network as requested by Avis to the extent Avis would be charged solely with the costs therefore, if any;

         (5) developing acceptance procedures for installations and changes to the WizCom-Managed Network, and for verifying restoration Services related to the WizCom-Managed Network following problems with Equipment or circuits;

         (6) performing moves, adds and deletes on the WizCom-Managed Network as needed to provide the Services and in response to Avis's requests for Services;

         (7) managing the WizCom-Managed Network (including sizing new lines, configuring requirements, and coordinating with vendors).


2.  Network Capacity Planning and Management.

WizCom shall provide capacity planning and management for the WizCom-Managed Network. Such functions shall include:

         (1) WizCom shall generally monitor the utilization and performance trends of Network components that are managed by WizCom. WizCom shall use commercially reasonable efforts to upgrade network components before utilization of those components reaches a level which the Parties mutually agree to be unacceptable. The Parties recognize that such trends and corresponding indicated changes may be due to deterioration, over utilization or under utilization of Network components.

         (2) When WizCom determines that a Network Backbone element or WizCom provided shared Network Access requires an upgrade in capacity, WizCom will describe the requirement to Avis if Avis Locations are supported by the elements under consideration. WizCom will also describe to Avis the specific upgrade actions that have been planned and the estimated cost of the upgrade. WizCom will consider and incorporate reasonable Avis recommendations that are presented at that time. Final decision for such Network upgrades will be WizCom's, which shall be made without prejudice or favor to any customer.

         (3) For WizCom provided Network access that is used solely by Avis, WizCom will make recommendations for capacity upgrades to Avis as required. Avis will determine if the estimated cost of the upgrade is justified or if an alternative upgrade is preferred. Avis will have the final decision in such circumstances, provided that Avis's decision will not adversely impact WizCom's ability to manage such Network Access.


3.  Local Area Network (LAN) Services.

The  Parties'   responsibilities   with  respect  to  providing   necessary  LAN
facilities, equipment and support for Avis ("Avis LANs") shall be set forth in the Procedures Manual.

                                  SCHEDULE A4

                               HELP DESK SERVICES

Avis shall elect a level of Help Desk Services appropriate to the service that Avis desires, consistent with the Network Services selected. The service pricing will be as set forth in Schedule C. The levels of Help Desk Services available to Avis (which levels may be further detailed by mutual agreement in the Procedures Manual) are:

     Level 1: Full Help Desk Services support and management of End-User Equipment, which level is available if WizCom provides Network Access for Avis as described in Section 1(c) of Schedule A3 or if WizCom manages the Network Access provided by Avis or third parties selected by Avis as described in
Section 1(d)(2) of Schedule A3. This level of services consist of first level Help desk support, Network Management, Network Installation Coordination, Terminal Installation Coordination and System Parameter Generation Coordination which are described as follows:

                  Help Desk

                  WizCom first level Help Desk support includes: answering incoming telephone calls on a first line basis form any Avis source, initiating trouble tickets, performing diagnostic, dispatching repair personnel for terminal problems, escalating problems to Applications development or technical support groups, managing problem resolution, and clearing trouble tickets.

                  Network Management

                  The Network Management functions will include management of Network Access, Ports and Backbone as follows: diagnosing Network, circuit and communication problems; coordinating carrier/vendor meetings to resolve problems, dispatching carrier/communication equipment vendors; escalating outstanding carrier/vendor problems to management; managing problem resolution; maintaining and monitoring Network performance for WizCom.

                  Network Installation Coordination

                  Each site requires a Network connection. The following tasks are part of the Network Installation process:

                      o coordinating communications ordering with telephone companies

                      o     coordinating acquisition of modem equipment

                      o making certain communication line is installed and operational as per Procedures Manual prior to scheduled installation

                      o having modem installed and performing communication testing

                      o     coordinating installation of dial backup equipment

                      o managing any internal wiring between the telephone company demarcation point and WizCom-Managed Network Equipment if such internal wiring is supplied and supported by the telephone company

                  Terminal Installation Coordination

                  WizCom coordinates the installation process for each site prior to sending an installation team to the site. Functions performed in this process are as follows:

                      o  complete equipment check list prior to delivery

                      o  verify that equipment is on site

                  System Parameter Generation Coordination

                  The WizCom system requires the following setup/reconfiguration for additions, deletions or modifications:

                      o  system GENs
                      o station authorizations definition o assigning user IDs o defining printer authorizations o creating "LTERM" and "PTERM" addresses

     Level 2: This level of service consists of Network Management and System Parameter Generation Coordination as described above the Level 1 and second level Help Desk support. WizCom second level Help Desk support includes performing diagnostics, escalating problems to Applications development or technical support groups, managing problem resolution and clearing trouble tickets where first line calls have already been handled by Avis's help desk, which initiated the trouble ticket. The Network Management functions include management of Network Access, Ports and Backbone. Management of Network Access is available if Network Access is provided by WizCom or if

Network Access is provided by Avis with WizCom's prior approval as described in Section 1(d)(2) of Schedule A3. Under Level 2, if WizCom provides Network Access, it will also provide Network installation coordination as described in Level 1.

     Level 3: Help Desk administration services. This level of service consists of Network Management as described above for Level 1, but only with respect to Ports and Backbone (not Network Access); this service will provide a second-level Help Desk. In addition, WizCom provides System Parameter Generation Coordination and on-going interface support between the Avis-Managed Network Access and WizCom's Ports as follows:

                      o    Help   Desk   Services   will   assist   in   problem
                           determination for Avis equipment located on WizCom premises (i.e.: DSU, multiplexor etc.)

                      o Help Desk Services will provide support to resolve Avis equipment problems under the direction of Avis staff

                      o Help Desk Services will coordinate with Avis vendors when present at the Data Center, under Avis's direction, for the repair of Avis equipment located at WizCom's facilities

                  The rules under which these levels of Help Desk Services are available are as follows:

                      o Avis must choose level 1, 2 or 3 for any given site.

                      o  Level 1 or 2 is required if WizCom manages Network
                         Access.

                      o  Level 3 is required for Avis-Managed Network Access.

                                   SCHEDULE B
                             PERFORMANCE STANDARDS


I.       General.

The Performance Standards contained in this Schedule B shall apply in a production environment to (i) the Systems, and (ii) to the extent mutually agreed by the Parties, other Applications operated by WizCom for Avis under this Agreement ("Additional Applications"). If the Parties do not agree to apply the Performance Standards to an Additional Application, Avis may suggest different Performance Standards for such Applications for WizCom's review and approval, which approval will not be unreasonably withheld. Performance Standards for such Additional Applications shall, to the extent reasonably practicable, be comparable to the Performance Standards then in existence for the Systems, to the extent similar in functionality.


II.      Failure to Meet the Performance Standards.

If WizCom fails to meet the performance standards contained in this schedule the following procedure will be followed.

         a. Avis will notify WizCom of the failure to meet the performance standard and request that WizCom identify the cause of the failure.

         b. WizCom will investigate the cause of the failure and report back to Avis both the cause of the failure and the action necessary to prevent a repeat of the failure. WizCom will calculate any cost that will be incurred.

         c. Avis and WizCom will use this information to mutually agree what corrective action should be taken. The cost of this corrective action and any cost of investigation will be borne by Avis.


III.     Performance Standards.

         A.   Performance Standard for On-Line Availability.

     1.  Scheduled Uptime.

         a. A particular Subsystem shall be scheduled to be available for use by Avis during periods reasonably designated by Avis after consultation with, and agreement by, WizCom ("Scheduled Uptime").

         b. As of the Effective Date, the Scheduled Uptime for the Reservation and Rental Subsystems shall be, upon acceptance of the Subsystems 24 hours per day, 7 days per week, less periods of Excused Downtime as defined in Section III.A.3. below. The Parties may subsequently agree that certain functions of the Reservation and Rental Subsystems will be scheduled to be available during shorter periods because of mutually-established processing schedules.

     2.  On-Line Availability.

          a. "On-Line Availability" shall mean the percentage of Scheduled Uptime that the Systems are available for use by Avis Locations, as determined in accordance with Section III.A.4 below.

          b. During the first year of this agreement (the "Base Year"), the Performance Standard for On-Line Availability shall be 97% for each month. During the Base Year and each year thereafter, On-Line Availability for each shall be calculated monthly in accordance with Section III.A.4 below and WizCom shall determine the Systems' average On-Line Availability for such year (the "Yearly Average "). During the year next following the Base Year (herein "BY1"), the Performance Standard for On-Line Availability for each month shall be the Yearly Average for the Base Year. During each year thereafter, the Performance Standard for On-Line Availability for each month shall be the Yearly Average for the prior year. However, in no event shall the Performance Standard for On-Line Availability be less than the greater of 97% or the Rolling Average for the Systems. "Rolling Average" shall mean (i) for BY1, the Yearly Average for the Base Year, (ii) for the year next following BY1 (herein "BY2"), the average of the Yearly Average for the Base Year and the Yearly Average for BY1 and (iii) for any year commencing after BY2, the average of the Yearly Averages for each of the three prior years.

     3.  Excused Downtime.

         Unavailability of the Systems shall be excused in the following circumstances ("Excused Downtime"):

          a. The  unavailability  results from scheduled outages as described in
     Section 10(g) of Schedule A1; provided, however, that in the event of an outage as described in Section 10(g)(2), unavailability shall be excused only for the first three hours of such outage, and only to the extent (i) Avis has received at least 24 hours prior notice, and (ii) the outage occurs at a time of day designated by Avis to minimize disruption to its business;

          b. The unavailability results from events of force majeure as described in Section 15.2 of this Agreement.

     4.  Determining On-Line Availability.

          a. On-line Availability for the Systems is determined by calculating the aggregate minutes that the Systems were unavailable to Avis during the month and dividing this number by the total minutes for the month. The result is subtracted from 1 to give On-Line Availability for the month for the Systems, which is expressed as a percentage and is compared to the applicable Performance Standard.

          b. For the purpose of calculating On-Line Availability, the Systems shall be deemed to be unavailable for any period in which a majority of the "Core Business Functions" (as defined in Section III.A.4.c below) of the Systems in production is unavailable at the Data Center.

          c. "Core Business Functions" shall mean the functions described in Schedule F and G, which are part of the Systems, as such functions may be modified, enhanced, supplemented or replaced during the Term.

          d. Availability shall be measured using the measurement tools and procedures in use by WizCom as of the Effective Date, as such tools and procedures may be modified, enhanced, supplemented or replaced during the Term, including the tracking of availability problems reported by Avis or otherwise identified by WizCom. Where WizCom does not have as of the Effective Date a measurement tool or procedure to continuously monitor the availability of a Core Business Function, any unavailability shall be measured based on problems reported by Avis or otherwise identified by WizCom and using a reasonable mechanism for determining the duration of the period of unavailability.

     B.  Performance Standards for Host Response Time.

         1.   Host Response Time.

              "Host Response Time" shall mean the response time for a transaction as measured from the time a transaction is received by WizCom's computer processor until such transaction is transmitted from WizCom's computer processor. WizCom is currently using IMS PARS to measure Host Response Time.

         2.   Host Response Time for Key Transactions.

          a. "Key Transactions" shall mean up to ten (10) transaction groups reasonably identified by Avis from time to time during the Term as representing important business functions of Avis.

          b. During the first six (6) months that a Subsystem is in production, WizCom shall establish a reasonable measurement procedure to monitor Host

     Response Time for Key Transactions using. Once a measurement is established WizCom shall, for the month immediately following such six (6) month period (the "Initial Month") and each month thereafter, measure the Host Response Time for each applicable Key Transaction once an hour for ten
     (10) minutes during the hours of 9 a.m. to 5 p.m. (Eastern Standard Time) Monday through Friday (the Measurement Period). For each Key Transaction, WizCom will compute (i) the average Host Response Time for all transactions of the groups measured during each day in the Measurement Period (the "Daily Sample") and (ii) the average of all Daily Samples during such month (the "Monthly Sample").

          c. The Performance Standard for Host Response Time for each Key Transaction in a month shall be as follows: (i) for the first year following the Initial Month (the "Benchmark Year"), the Monthly Sample shall be no greater than 110% of the Monthly Sample for the Initial Month, and (ii) for each year thereafter, the Monthly Sample shall be no greater than 110% of the Monthly Sample for the same month in the prior year. However, commencing with the second year following the Benchmark Year, in no event shall the Performance Standard for Host Response Time for a Key Transaction in a month be greater than the Host Response Time Rolling Average for such month. Host Response Time Rolling Average shall mean for the second year following the Benchmark Year and for any year thereafter, the average of the Monthly Samples for the same month in each of the three
     (3) prior years.

          d. If the functionality of a Key Transaction changes due to an application enhancement, then Avis shall be given the option of either revising the response time average of the Key Transaction to the current recognized response time or revising the application change, as a project, to improve response time.

     C.  Performance Standard for Scheduled Batch Processing.

         WizCom shall ensure that the scheduled batch jobs identified by Avis as key jobs will be completed 95% of the time within the time frame reasonably suggested by WizCom. These batch jobs will be measured and reported monthly to Avis by WizCom and on-time performance statistics will be compiled and reported to Avis annually commencing in January 1998. In order for this Performance Standard to apply, a key batch job must have at least twelve (12) runs per year. For batch jobs with less than twelve (12) runs per year, the parties will agree upon a numeric standard rather than the percentage standard set forth in this paragraph.

IV.  Subcontractor Service Levels.

In the event that WizCom subcontracts any of its obligations under this Agreement, WizCom shall remain responsible for compliance with this Schedule B.

                                   Exhibit B1

                                Key Transactions


Transaction Group              Description


Reservations:

         RES01POT              Create, modify, display and rate shop
                               reservations from TAFT

         RES01PA1              Reservations from American Airlines

         RES01PA3              Reservations from United Airlines

         RES01P50              Reservations created at Rental Counters


Rental:

      PXW01P10                 Check-out transaction

      PXW01P20                 Check-in transaction

                                   SCHEDULE C

                           Fees for Computer Services

1.       Overview.

WizCom will charge Avis the full cost of providing computer services each month. The method of calculating costs chargeable to Avis will vary depending on the service being provided. Where costs are fully attributable to Avis in their entirety they will be passed directly to Avis. Where Avis is one of a number of companies sharing services then the costs will be allocated to each company on an equitable basis as determined by WizCom. In determining the method of allocation WizCom will take due regard of the costs involved in calculating the allocation.

The method of charging costs is based primarily on the WizCom accounting system together with supporting information from operational systems as required. Cost components and allocations of cost are subject to change due to changes in technology or operating methods. Any changes to these cost categories will be made in a manner that is consistent with WizCom's current accounting practices.

WizCom is currently providing four types of service to Avis:

                                    Data center services
                                    Applications development
                                    Support services
                                    Network Services

2.       Data Center Services

The full cost of providing the services identified in Schedule A1 will be charged to Avis on a monthly basis by WizCom.

         2.1      Data Processing

                  The data center  provides  services  to a number of  different companies.  WizCom  shall  allocate  cost  to  Avis  based  on
                  WizCom's calculation of the share of data center costs attributable to Avis. In determining the method of allocation WizCom will take due regard of the costs involved in calculating the allocation.

                  The data center services comprise a number of different functions. These functions include, but are not limited to, the following:

                                    Capacity and Performance Planning
                                    Data Center Operations
                                    Technical Services

                                    Print Room
                                    Production Support
                                    Data Entry
                                    Database Support
                                    Quality Assurance
                                    Systems Architecture and Technology
                                    Network Development
                                    Distributed Systems Technology
                                    Systems Software
                                    Systems Maintenance and Efficiencies

                  A breakdown of the costs included in each of the above functions is attached as exhibit C1.

                  2.1.a    Allocation of cost

                           Costs that are incurred solely for Avis will be charged to Avis in their entirety.

                           Cost will be allocated based on Avis's usage of the data center. The method of measuring usage will vary depending on the type of service involved. For example, use of the CPU will be measured by reference to the number of MIPS used by Avis at the peak processing time. The peak processing time will be defined by WizCom based on analysis of CPU usage. If Avis uses 25% of the MIPS used at the peak processing time then Avis will be responsible for 25% of the cost of the CPU. Costs that are directly related to the CPU and its operation will be allocated on the same basis as use of the CPU. Costs that are not directly related to the CPU and that cannot be measured by usage, will be allocated by WizCom in an equitable manner. An example of such a cost is rent.

                           When calculating data center costs, any one-time costs incurred by WizCom or an affiliate of WizCom to re-structure data center operations and provide savings in future periods will be included in the total costs.

                           2.1.b    Calculation method

                                    The  full   costs  of  each  of  the   above
                                    functions  are grouped  together to form the
                                    total data center  cost  (Exhibit  C2).  The
                                    applicable  share of each  cost item will be
                                    recorded  for  Avis  and  used to  calculate
                                    Avis' cost for each item. The total cost for
                                    Avis  is   calculated  by  adding  the  cost
                                    against each item  (Exhibit C3). For ease of
                                    billing   Data   Center   charges   will  be
                                    expressed as a charge per rental  agreement.
                                    The charge per rental
                                    agreement   will  be  calculated   for  each
                                    planning period by dividing Avis's share of the total data center cost by the estimated number of rental agreements to be processed during such planning period, as provided by Avis in accordance with Section 5.2(a)(1). An example of the calculation is attached at Exhibit C4.

                                    As of the Effective Date the charge is $0.778 per Rental Agreement processed.

         2.2      Non-Mainframe Processing

                  The cost of processing performed on equipment other than the main computer processing units will be excluded from the data center and charged on a monthly basis. A breakdown of the costs of Non-mainframe processing as of the effective date is attached as Exhibit C1.

                  Non-mainframe processing is provided to a number of different companies. WizCom will allocate costs to Avis based on WizCom's calculation of the share of these costs attributable to Avis. In determining the method of allocation WizCom will take due regard of the costs involved in calculating the allocation.

                  Costs that are incurred solely for Avis will be charged to Avis in their entirety.

                  Cost will be allocated based on Avis's usage of the non-mainframe resources. The method of measuring usage will vary depending on the type of asset involved. For example use of the storage devices will be measured by reference to the number of volumes assigned to Avis. If Avis uses 25% of the assigned volumes then Avis will be responsible for 25% of the cost of storage devices. Costs that are directly related to the storage devices and their operation will be allocated on the same basis as the usage of storage devices. Costs that are not directly related to the storage devices and that cannot be measured by usage will be allocated by WizCom in an equitable manner.

         2.3      Additional Software

                  In the event that Avis requests that WizCom obtain and/or operate software whose function is not related to the operation of the Systems, and whose use is not shared with any other company, then Avis will be responsible for the full cost of acquiring and maintaining such software. If such software is used by WizCom to service other WizCom customers, such software shall become WizCom software and the cost of such software shall be shared by Avis on an equitable basis.

3.       Applications Development

WizCom will  charge Avis for  application  development  projects,  as defined in
Article 5, using an hourly rate intended to fully recover WizCom's costs. Avis will be charged on a monthly basis for the work completed during that month for each project. Consultants will be billed at a rate that includes the hourly rate charged by the consultant and WizCom's applicable overhead costs.

Current hourly rates are as follows:

                           Level 3                            $91
                           Level 2                            $61
                           Level 1                            $45
                           Overhead recovery                  $18


         3.1      Hourly Rate Calculation

                  The Hourly Rate for application development and maintenance shall be calculated in accordance with the following methodology. Items of variable expense and overhead expense are subject to change due to changes in technology or operating methods. Any changes to these cost items shall be made in a manner consistent with WizCom's current accounting practices. Any extraordinary items of expense will be separately identified and treated in a manner that is consistent with WizCom's past practice and the other provisions of this Agreement.

Calculation for Application Development and Maintenance Hourly Rate

Professional staff members are grouped by skill levels so that hourly costs may appropriately reflect differences in expenses. Currently there are three levels of cost being used to charge for WizCom staff services. WizCom will review the skill levels used to charge for Applications Development and in its sole judgment WizCom may expand or reduce the skill levels used in Applications Development.

The Hourly Rate is composed of two components:

                           Variable rate
                           Overhead rate

         3.3      Variable Rate

                  The estimated total variable costs incurred by WizCom for application development and maintenance for the next fiscal year are gathered and totaled by skill level. The variable costs include salaries, payroll taxes, bonus and benefit expenses. The number of billable hours at each skill level is estimated based on analysis of the prior year billing records and input from customers for the coming fiscal year. The variable rate is calculated by dividing the estimated variable cost for each skill level by the estimated billable hours for all customers at each skill level. An example of the calculation for WizCom personnel is given below at 3.5.a. For third party development personnel the total variable costs shall consist of WizCom's out-of-pocket expenses for such personnel.

Overhead Rate

The estimated total overhead costs incurred by WizCom for application development and maintenance, including overhead costs for third party personnel, for the next fiscal year are gathered and totaled. The overhead costs include the following expenses:

Cost of providing employees with computer equipment.

         (a) Facilities costs which include rent of the space occupied by systems development staff and utilities.

         (b)      Training costs of employees.

         (c)      Telephone and fax costs.

         (d)      Travel expenses incurred by employees.

         (e) Cost of technical and communications support provided to the programming staff.

         (f) Cost of management and administration of the systems develop-ment department.

         (g)      Share of WizCom management expenses.

         (h)      Cost of providing Help Desk Services to the programming staff.

         (i)      Administration and office expenses.

         (j)      Recruitment expenses.

The number of billable hours is estimated based on analysis of the prior Fiscal Year's billing records and the planned headcount for the coming Fiscal Year. The estimated overhead rate is calculated by dividing the estimated annual overhead costs by the total estimated billable hours of WizCom staff and third party personnel. An example of the calculation is given below at 3.5.b.

         3.5      Calculation of Hourly Rate:

                  The hourly rate is calculated by adding the overhead rate to the applicable variable rate as below:


===================================================================
   Level          Variable          Overhead           Hourly
                    Rate              Rate              Rate
-------------------------------------------------------------------
     3              $73                $18              $91
-------------------------------------------------------------------
     2              $43                $18              $61
-------------------------------------------------------------------
     1              $27                $18              $45
===================================================================


         3.5.a    Example of calculation of Variable Rate

------------------------------------------------------------------------
   Level  Average    Benefits     Variable     Billable     Hourly
           Salary                   Cost        Hours        Rate
------------------------------------------------------------------------
     3    $70,000    $15,000      $85,000       1,164        $73
------------------------------------------------------------------------
     2    $55,000    $13,000      $68,000       1,581        $43
------------------------------------------------------------------------
     1    $42,000    $ 8,000      $50,000       1,852        $27
========================================================================


         3.5.b    Example of calculation of Overhead Rate


==========================================================================
            Overhead Costs   Headcount   Average Billable     Hourly Rate
                                          Hours Per Head
--------------------------------------------------------------------------
All Levels    $5,526,468        222            1,383              $18
==========================================================================

Support Services

         4.1      Help Desk

                  Help Desk services, as defined in Schedule A4, will be charged on the basis of a monthly fee per device connected to the WizCom network. The charge is reviewed annually and is subject to the level of service provided to Avis.

A breakdown of the costs of the help desk is attached as Exhibit C1.

Current monthly charges are:

                           WHQ                       $15 per device
                           RAC Field                 $41 per device
                           Canada                    $38 per device
                           International             $13 per device

                  4.1.a    Allocation of cost

                           Help desk services are provided to a number of different companies. WizCom shall allocate costs to Avis based on WizCom's calculation of the share of these costs attributable to Avis. In determining the method of allocation WizCom will take due regard of the costs involved in calculating the allocation.

                           Costs that are incurred solely for Avis will be charged to Avis in their entirety.

                  4.1.b    Calculation of monthly cost

                           When calls are received by the help desk, the caller and the type of call are recorded. WizCom periodically measures the length of time required to handle each type of call.

                           The total time required to support a group of customers is calculated by first multiplying the number of calls of each type by the number of minutes each type of call requires. The cost is then calculated by multiplying the total number of minutes by WizCom's cost per minute for help desk services.

                           For ease of billing the total charge for each customer is converted into a monthly charge per device. The total cost is divided by the number of devices the customer has. The result is then divided by twelve to arrive at the monthly charge.

         4.2      Desktop Support

                  A number of different services are provided in support of desktop computers. A breakdown of the costs of desktop support is attached as Exhibit C1. In addition, the interest cost involved in purchasing computer equipment and printers will be included in the monthly equipment fee.

                  4.2.a    Equipment Fees

          A monthly fee will be charged to recover the full cost of computer equipment provided to Avis. The fee will vary based on the type of equipment provided. Personal computers have been grouped into 6 categories. Printers have been grouped into 3 categories.

                  The current monthly charges are:

                           Basic PC                                   $125
                           Advanced PC                                $180
                           Basic Laptop PC                            $145
                           Basic Laptop PC with Docking Station       $175
                           Advanced Laptop PC                         $190
                           Advanced Laptop PC with Docking Station    $220
                           Personal Printer                           $ 35
                           Group Printer (2-9 users)                  $ 65
                           Department Printer (>10 users)             $120

                  4.2.a.(1) Calculation of monthly costs

                           The monthly cost for each equipment type is calculated by grouping the full costs of providing the equipment in each category and dividing the total by the number of pieces of equipment in that category. The result is then divided by twelve to arrive at the monthly charge.

                           Equipment costs include depreciation, lease charges, software, maintenance and interest.

                  4.2.b    Support Services

                           A monthly fee will be charged commensurate with the level of support provided to Avis.

                           The current charge for basic support is $90 per month for each personal computer.

                  4.2.b.(1)   Calculation of monthly costs

                           The monthly cost is calculated by grouping the full costs of providing desktop support services and dividing the total by the number of personal computers that will be receiving support. The result is then divided by twelve to arrive at the monthly charge.

                  4.2.c    Network Access

                           A monthly fee will be charged for each device connected to the local area networks.

                           The current charge is $55 per month.

                  4.2.c.(1)   Calculation of monthly costs

                              The monthly  cost is  calculated  by grouping  the
                              full costs of establishing, maintaining and supporting the local area networks and dividing the total by the number of personal computers that will be attached to the networks. The result is then divided by twelve to arrive at the monthly charge.

                  4.2.d    Installations, moves,LAN connections and reconfigures

                           A fee will be charged for installing, moving and reconfiguring computer equipment. A fee will also be charged for connecting equipment to the WizCom network.

                           The current charges are:

                           Move                                             $110
                           LAN connection                                   $110
                           Installation                                     $350
                           Reconfigure                                      $350

                  4.2.d.(1)   Calculation of cost

                           The fees for the above services are calculated by multiplying the estimated time required to perform the service by WizCom's hourly cost for manpower. The hourly cost and the time estimates are reviewed by WizCom periodically.

5.   Network Services

The full cost of providing the services identified in Schedule A3 will be charged to Avis on a monthly basis by WizCom.

Cost incurred by WizCom for facilities of Facility Groups (e.g., backbone) exclusively used by Avis shall be charged to Avis in their entirety.

Cost incurred by WizCom for facilities or Facility Groups shared by Avis with other WizCom customers shall be charged to Avis based on its portion of such facilities. This portion shall be determined solely by WizCom using its best professional judgment to determine a fair and equitable allocation of cost to be charged to Avis within the constraints of existing contracts with other WizCom customers. Methods to determine Avis's portion may consider, alone or in combination but not limited to, the following:

Measurement or estimation of Avis consumption.
Equal division by total number of customers/customer logical or physical devices. Allocation of specific segments of facilities to Avis.

Consumption at times of peak overall usage.
Data Center sharing.
Distance that data is transported.

The selection of a method may be influenced by the type of facility, measuring tools available, cost and labor required to perform related measurements, and technology limitations.


6.   Annual review of computer fees charged.

Within forty-five (45) days after the end of each calendar year of the Term, WizCom shall provide Avis with notice of the amount, if any, by which the actual cost to WizCom of providing each type of service to Avis during such preceding calendar year exceeded the aggregate amount paid by Avis for such service for the preceding calendar year. Avis shall pay WizCom, within fifteen (15) days after the date of such notice the amount of such deficiency.

In the event that during any calendar year Avis requests changes to the services which will, in WizCom's reasonable judgment increase the cost of providing any of the services by more than 5%, WizCom shall provide notice to Avis of such determination and the reasons therefore, and effective with the monthly billing which succeeds such notice by at least fifteen (15) days, WizCom shall bill Avis at a rate which is calculated to eliminate such deficit.

                                   SCHEDULE D

                          WIZCOM THIRD PARTY SOFTWARE

     VENDOR                      PRODUCT

     APPLIED                     NCODE/DCODE
     BMC                           DB2REORG+
     BMC                           LOAD PLUS
     BOOLE & BABBAGE             CMF
     BOOLE & BABBAGE             MAINVIEW BASE
     BOOLE & BABBAGE             FULFILLMENT FOR MVS
     BOOLE & BABBAGE             FULFILLMENT FOR IMS
     CA                          PANVALET
     CA                          PANVALET TSO
     CA                          PANVALET ISPF
     CA                          PHOENIX CBT
     CA                          EZT+
     CA                          EZT + IMS
     CA                          CA-1
     CA                          CA-7
     CA                          CA-11
     CANDLE                        CL/SUPPRESSION
     COMPUWARE                     ABEND-AID MVS
     COMPUWARE                     ABEND-AID IMS
     COMPUWARE                     TRANSRELATE BD2
     COMPUWARE                     XPEDITER TSO
     COMPUWARE                     XPEDITER IMS
     FASTTECH                      T.E.S.S.
     GLOBAL                        GILES
     IBM                           VS FORTRAN
                                     (Mainframe)
     MAINWARE                      HOURGLASS
     PALACE GUARD                  ADMIN-AID
     SAS INSTITUTE               SAS MVS
     SAS INSTITUTE               SAS OR
     SAS INSTITUTE               SAS STAT
     SAS INSTITUTE               SAS CONNECT
     STERLING:SAMS                 COMPRESS
     SUN                           FORTRAN 77
                                    (Client Servers)
     SYNCSORT                      SYNCSORT MVS
     SYNCSORT                      SYNCSORT CMS
     TRANS CENTURY                 CALENDAR ROUTINES
     VISUAL NUMERICS             FORTRAN 90

                                   SCHEDULE D


     VENDOR                      PRODUCT

     MKS                           MKS TOOLKIT
     NETSCAPE                      ENTERPRISE SERVER
     NOVELL, INC.                  NETWARE
     NOVELL, INC.                  MANAGEWISE
     NOVELL, INC.                  GROUPWISE
     NOVELL, INC.                  NETWARE NFS
     NOVELL, INC.                  NETWARE COMMUNICATION EXECUTIVE
     NOVELL, INC.                  NETWARE HOSTPRINT
     NOVELL, INC.                  NETWARE FOR SAA
     NUMEGA                      BOUNDS CHECKER
     ORCA SOFTWARE                 XI
     POWERSOFT                     POWERBUILDER
     POWERSOFT                     S-DESIGNER
     PVCS                          VERSION MANAGER
     SAS                           SAS
     SUN                           SOLARIS
     SUN                           TRIS
     SUN                           SNAP2P
     SUN                           SPARCWORKS C/C++
     SUN                           SPARCWORKS FORTRAN
     SUN                           SOLSTICE BACKUP
     SUN                           SOLSTICE FIREWALL
     SYBASE                        SQL SERVER
     SYBASE                        OPEN SERVER
     SYBASE                        OPEN CLIENT
     SYMANTEC                      VISUAL CAFE PRO
     SYMANTEC CORP.              NORTON ANTIVIRUS
     SYNERGISTIC APPLICATIONS           MACFLOW
     VISIO CORP.                   VISIO FOR WINDOWS V3.0A
     XDB                           XDB
     XVT                           XVT

                                   SCHEDULE D

     VENDOR                      PRODUCT

     ALDUS CORP.                   ALDUS PERSUASION 2L.1 (MACINTOSH)
     APPLE                         ETO
     ATTACHMATE CORP.         EXTRA
     BANNER BLUE, INC.             ORGPLUS
     BENDATA                       HEATFOR WINDOWS
     BMC/DATATOOLS                 SQL BACKTRACK
     BRIO TECHNOLOGIES     BRIOQUERY
     BRIXTON                     BRIXTON GATEWAY MANAGER LU6.2
     CA                          XCOM
     CA                          TELON
     CLARIS CORP.                  FILEMAKER PRO
     COREL CORP.                   WORDPERFECT
     CPLEX                         CPLEX
     DANTZ DEVEL. CORP.             RETROSPECT
     DATAWARE                      DATAWARE DW3300 CHANNEL GATEWAY
     DIMENSIONAL INSIGHTS            CROSS TARGET DIVER
     FARALLON, INC.                TIMBUKTU
     IBM                           TIVOLI MANAGEMENT PLATFORM 10
     IBM                           IBM ANTIVIRUS
     INTERSOLVE                    PVCS
     KAETRON CORP.                 TOPDOWN FLOWCHARTER
     LANDMARK                      PERFORMANCE WORKS
     LEGATO SYSTEMS              NETWORKER
     LOTUS DEVEL. CORP.            LOTUS 1-2-3
     MACONOMY                      MACONOMY
     MCAFEE, INC.                  NETTOOLS FOR WINDOWS
     MCAFEE, INC.                  VIRUSSCAN FOR WINDOWS
     METROWERKS                    CODE WARRIOR
     MICRO FOCUS                   MICRO FOCUS COBOL
     MICROSOFT CORP.               VISUAL C++
     MICROSOFT CORP.               MICROSOFT OFFICE
     MICROSOFT CORP.               MICROSOFT PROJECT
     MICROSOFT CORP.               MICROSOFT FOXPRO
     MICROSOFT CORP.               VISUAL BASIC

                                   SCHEDULE E

                           AVIS THIRD PARTY SOFTWARE


     VENDOR                      PRODUCT NAME

     ADP                           ELECTRONIC REPAIR ORDER
     CA                          FINANCIAL PLANNER
     CA                            RAMIS
     CA                          XCOM 6.2
     CA                          DBA XPERT
     EDS                           EDS/ELITE
     GROUP1                        CODE 1
     GROUP1                        CONSUMER M/P
     GROUP1                        LIST CONVERSION
     GROUP1                        BUSINESS M/P
     GROUP1                        GEOGRAPHIC CODING
     GROUP1                        CANADIAN CODING
     GROUP1                        MAILSTREAM PLUS
     INNOVATION                    FDR/CPK/DSF
     MITCHELL SYSTEMS              ELECTRONIC DAMAGE CONTROL
     MOBIUS                        INFOPAC
     MSP                           DATA MANAGER
     NISSAN                        ORDER STATIS SYSTEM
     RRI                           R+
     REYOLDS AND REYOLDS            WARRANTY SYSTEM
     SDT                           AIRPRICE QUEUE FUNCTIONALITY
     SDT                           AIRPRICE ALERT PROCESSING
     SDT                           AIRPRICE DYNAMIC SCREEN GENERATION
     SDT                           MARKET GROUP CALIBRATION LOGIC
     SDT                           AVERAGE LENGTH OF RENTAL LOGIC
     SPC SYSTEMS                   COBOL REPORT WRITER
     STERLING                      DYL260
     STERLING COMMERC          TRACS
     STERLING:VM                   DIRECTOR
     STORAGE TECH                  HSC
     STORAGE TECH                  PM2
     STORAGE TECH                  POST
     STORAGE TECH                  EXLM
     TOYOTA                        FAN SYSTEM

                                   SCHEDULE F

                            WIZARD SYSTEM FUNCTIONS

RESERVATION SYSTEM:

   Reservation Bookings
   GDS Systems
   Location, Rate Customer Rates & Exceptions, and Vehicle Availability Database Individual, Corporate and Travel Agency Databases
   Rate Shopper Database
   Tulsa Advanced Functional Terminal (a.k.a. TAFT)
   Reservations Delivery
   Reservations Reports
   Reservations Manifest
   OAG Verification
   Prepaid Reservations
   Reservations Counts
   Tour Operators
   Internet Car Reservations
   Coupon Processing


RENTAL SYSTEM:

    Real-Time Check Out Transaction
    Card Swipe Transaction
    Ready Line
    Preprint Rental Agreement Transaction
    Delayed  Check-Out  and  Check-In  Transactions
    Non-Revenue  Ticket  (NRT) Transaction
    Vehicle  Transfer  Contract (VTC)  Transaction
    Rapid Movement Transaction
    Additional Prepayment
    Check-In Real  Time  and  Delayed Transaction
    Display and Modify Rental Agreement Transaction
    Expedited Check Out Transaction
    Vehicle Exchange  Transaction
    Station  Cash/Voucher Display
    Cash Deposit Balancing
    Miscellaneous  Cash Receipt  Transaction
    Risk Check VOID RA
    Currency  Exchange
    Special  Account Display
    Message Service
    Credit Files
    Credit Authorization Link
    OAG (Manifest, FAN/Rover)

     Availability Transaction (Reservations,  Rentals, Vehicles)
     Vehicle Display Transaction
     License Plate Trace License Plate Inquiry Transaction
     Document Logs
     Off  Airport  Locations
     Drivers  License  Verification
     Full  Vehicle Addition/Change  Transaction
     Vehicle Status Transaction
     Vehicle Reporting System
     Hand Held Terminal
     Express  Service/Prestige  Card Processing
     Reader Boards
     Bus Terminals


RESERVATION SYSTEM:

     Reservation Bookings
     Provide a facility to book, modify, cancel and receive instant confirmation of reservation input by a reservation center, location or airline system. The Reservation System accesses WizCom's databases (e.g. location, rate, vehicle, customer) to edit information.

     GDS Systems
     Provide the booking, modification and cancellation of reservations from airline and travel industry systems. Airline system means the computer reservation systems (CRS) currently connected to WizCom (e.g. Sabre, Amadeus, Galileo, Apollo, Pars).

     The interface will handle automated Type A (interactive) and Type B (teletype) reservations. This interface will be offered subject to the standard and requests of the travel agent or airline system involved. System includes: Voucher printing, Rate return, Automated reject processing, Automated availability to the GDS, Automated rate updating, and Automated transmission of rate availability.

     Location, Rate, Customer Rates & Exceptions and Vehicle Availability Databases Provide a facility for the storage and/or retrieval of information on location, rates, customer rates & exceptions, and vehicle availability.

     Individual, Corporate and Travel Agency Databases
     Provide a facility to identify and return Individual, Corporate or Travel Agency Customers information through the use of special numbers or
     identifiers   (e.g. IATA).

     Rate Shopper Database
     Provide a facility which selects the best rate that is eligible to be sold to a particular customer inquiry.

     Tulsa Advanced Functional Terminal (a.k.a. TAFT)
     The TAFT system is a distributive implementation of the Reservation Screen designed to take advantage of client server technology. It provides Reservation processing with a graphical user interface (GUI) with the associated capabilities of a GUI (i.e., Multiple

     Windows, Pull-Down Menus, Pop-Up Dialogue Boxes, List Boxes, etc.). The distributive power will provide for local data bases that can be accessed locally and enhance the local editing capability.

     Reservations Delivery
     Provide  a  facility  to  transmit   reservation   booking  information  to
     non-automated locations via telex or fax on an immediate or delayed batch basis.

     Reservations Reports
     Provide overnight reporting systems available either in report format or on-line, of reservation booking activity by various factors (e.g. time, location, agent, source, rate code).

     Reservations Manifest
     Provide a facility by which rental locations can display an on-line listing of reservations for a specified period of time organized by optional variables (e.g., arrival time, car group, special service requests).

     OAG Verification
     Provide a facility which electronically verifies the customer's expected arrival time at an airport rental location against the Official Airlines Guide flight schedule database.

     Prepaid Reservations
     Provide a facility by which customers can elect to pay the estimated rental charge at the time of reservation, via an overnight billing process.

     Reservations Counts
     Provide an on-line facility for the display of "real-time" reservation transaction counts (e.g., creates, modifications, cancels) by date broken down by GDS and voice.

     Tour Operators
     The Tour Operator System processes reservations which are created, modified or cancelled by specific tour operators (4) through PCs. These IMF formatted reservations are released in batches once per day into the Wizard reservation system. Wizard will then create a new reservation or modify or cancel an existing one.

     Internet Car Reservations
     Provides an online reservation, and rate inquiry transaction via the Internet.

     Coupon Processing
     The online validations and for coupons at reservation and rental time. It also provides the maintenance functionality of these coupons.


RENTAL SYSTEM:

     Real-Time Check Out Transaction
     Enables the rental location to automatically prepare a rental agreement from a reservation, customer number, credit card or walk-up customer. If the customer had a reservation or a customer number stored, the associated information will be displayed in the applicable fields.

     Card Swipe Transaction
     On any terminal equipped with a magnetic stripe reader, upon the rental sales agent swiping the card, the system will attempt to locate the associated reservation and if present, display the applicable fields including credit identification and method of payment. If no reservation is found, the system will auto fill the name, credit identification and method of payment fields. If a customer number is associated to the charge card swiped, the system will auto fill the information included in the customer's file.

     Ready Line
     Enables the rental location to display and select vehicles in the class requested during a real-time check-out transaction.

     Preprint Rental Agreement Transaction
     Enables the rental location to prepare a rental agreement one day in advance of arrival for customers having a complete reservation and customer number.

     Delayed Check-Out and Check-In Transactions
     Enables the rental location to enter information into the system from a rental agreement that was manually prepared at an earlier time.

     Non-Revenue Ticket (NRT) Transaction
     Enables the rental location to check-out a vehicle for an authorized movement which is non-revenue generating.

     Vehicle Transfer Contract (VTC) Transaction
     Enables the rental location to check-out a vehicle which is being shuttled.

     Rapid Movement Transaction
     Enables the rental location to perform VTC transactions for up to eight vehicles at a time.

     Additional Prepayment
     Enables the rental location to update the rental agreement record when an additional cash, check or travel voucher prepayment is received.

     Check-In Real Time and Delayed Transaction
     Enables the rental location to check-in a rental agreement, NRT or VTC transaction that had previously been entered into the system as a check-out.

     Display and Modify Rental Agreement Transaction
     Enables the rental location to extract and modify select information that relates to a particular rental agreement prior to rental being moved to history (currently 24-48 hours after check-in).

     Expedited Check Out Transaction
     Provide a facility whereby the system performs an automated check-out transaction for a customer with a completed reservation upon entry of the customer identification number or via credit card swipe by the rental agent.

     Vehicle Exchange Transaction
     Enables the rental location to perform a vehicle exchange on a real-time or delayed basis.

     Station Cash/Voucher Display
     Enables the rental location to display a daily list of all cash or voucher transactions at a particular location.

     Cash Deposit Balancing
     Enables the rental location to balance cash.

     Miscellaneous Cash Receipt Transaction
     Enables the rental location to enter information about miscellaneous cash received.

     Risk Check
     Enables the rental location to verify a customer's credit against the credit files without creating a rental agreement. A risk check can be performed by customer name or credit card number.

     VOID RA
     Provides the facility to void a rental agreement when necessary.

     Currency Exchange
     Provide a facility to convert most currencies from/to other currencies. Presently Citibank is contracted as the provider who supplies updated currency data on a regular basis.

     Special Account Display
     Enables the rental location to display discount and rate information on a special account based on the Credit Identification or Customer Discount Number.

     Message Service
     Communicate to/from any terminal a free-form message.

     Credit Files
     Maintain a Credit Risk file (received from credit card issuers e.g. AMEX) which will indicate which credit cards are not to be honored. Maintain a Name Risk Database with the appropriate information, for credit risks deemed unacceptable as defined by the Customer.

     Credit Authorization Link
     Provides an automated link to the major credit clubs to obtain credit authorization.

     OAG (Manifest, FAN/Rover)
     There are two processes utilizing the OAG (Official Airline Guide):

     Rover
     The handheld unit normally used for checking processing has the capability to display airline flight information. This includes Terminal, Gate #, Flight time and Status.

     FAN (Flight Arrival Notification)
     The online realtime FAN system will print the rental agreements, PSSR and display information to monitors based on parameters set by each location. This process is for Preferred and/or Express customers with valid flight numbers. The system will confirm flights which are on an updated status through the OAG and utilize a standard flight table for scheduled flights (non-updated).

     Availability Transaction (Reservations, Rentals, Vehicles)
     Provides information on the number of cars that will be available at a location based on cars recorded in the system as on-hand, due-in and reserved.

     Vehicle Display Transaction
     Displays information stored in the system about a particular vehicle including vehicle status.

     License Plate Trace
     Links rental agreement information for a particular date and time to a particular license plate number if stored.

     License Plate Inquiry Transaction
     Provides a listing of vehicles associated to a particular license plate number.

     Document Logs
     Provides a listing of all rentals created and all rentals checked in.

     Off Airport Locations
     Provides a list of locations associated with a specific airport.

     Drivers License Verification
     Provide a facility to interface with an outside vendor (i.e. TML) which electronically verifies the status of a driver's license with the appropriate state motor vehicle agency at the rental counter prior to check-out. Specific eligibility rules will be defined by the Customer.

     Full Vehicle Addition/Change Transaction
     Enables the fleet owner to input information about a vehicle into the system that is necessary for control of the vehicle.

     Vehicle Status Transaction
     Enables the vehicle owner to place a vehicle in multiple status's (e.g. out of service).

     Vehicle Reporting System
     Provides  the  field  location  with  vehicle  reports.   Status  includes,
     inactive, overdue, open movements, mileage discrepancies, due-ins, missing and Marshaled vehicles.

     Hand Held Terminal (a.k.a. Rover)
     Provides remote check-in process of customers via a portable unit hooked up to a PC that communicates with the mainframe.

     Express Service/Prestige Card Processing
     Provides special recognition (e.g., special manifests) of selected renters to assist the Customer in providing special services.

     Reader Boards
     Reader boards (display monitors) display Customer Names, Space Numbers and Remarks to preferred customers whose contracts are prepared in advance (future rentals). This allows renters to avoid counter delays and go directly to their rental car.

     Bus Terminals
     Rental manifest are produced regularly throughout the day at major airports and loaded to PC terminals on the bus with Radio Frequency technology (Spread Spectrum). These new terminals eliminate paper manifests and allow the bus driver to use "touch screen" technology to look up customer names, initiate the checkout, and request customer space numbers.

                                   SCHEDULE G

                         AVIS COMPUTER SYSTEM FUNCTIONS

FLEET SYSTEM:

         Fleet Accounting  Transaction/System
         Vehicle Sales Transaction
         Turnback Transaction
         Title Tracking System
         Purchase of Vehicles
         Order System for Cars
         Parking   Violations  Bureau  System
         Registration  Forms
         Fleet Distribution  Model
         Fleet Planning System
         Field Fleet Reporting System
         Title  Tracking  Request
         Electronic  Repair  Order
         Fleet  Receivables
         Invoice  System  (BARS)
         Fleet  Reporting  System
         Make Model  Database
         Pre-Delivery Inspection/Warranty Processing
         Vehicle On-Line Transaction System
         Purchase  Order Database
         Vehicle Order Database
         Vehicle Order Status
         Department of  Sanitation  System
         Fleet  Reconciliation  System
         Group Rate  Depreciation  System
         Harris  County  Tax System
         Insurance System
         Licensee Reporting System
         Vehicle Damage Claims


SALES  AND  MARKETING  SYSTEM:

         Sales and Marketing Information System
         Marketing Promotions
         Frequent Traveler Program
         Frequent Renter Program
         Customer Tracking System
         Account Management Reports System
         Pricing Model
         IRDB
         Corporate Accounts Rebate Program
         Telesales System
         Rental Demographic System

         Coupon Reporting
         Worldwide Prestige Issuance
         Chairman's Tracking System
         CEO Tracking  System
         Automated  Fulfillment  System
         Brochure  Request System
         Wizard  Credit  Link
         Account  Segmentation  System
         EMP  Sales Employee  Database
         STC Sales STC  Database
         Share of Market
         Corporate Awards Program


FINANCIAL MANAGEMENT SYSTEM:

         Revenue  Distribution  System
         Credit Club Processing System
         Receivables System
         Referral Commission System
         Customer Adjustment System
         Commission Inquiry System
         Licensee  Composite
         Accounts Payable (AP)
         General Ledger (GL)
         Money  Management  System (MMS)
         Time and  Attendance  (TAA)
         Rental Agreement  Processing
         Rental  Number  System
         Balance  Forward  System
         Register Miscellaneous  Reporting
         Open Item System
         Travel Agency System
         Cash Application System
         Invoicing
         Licensee  Chargebacks
         Country Company Database
         Club Red
         Preferred Supplier
         AIM International Direct Sell
         User Rental  File
         Europe File
         Wizard  Licensee  Billing BIL
         Travel  Voucher Processing
         Roll and Slide  Reporting
         Currency  Data Base
         Open Rental System
         Bonus System

         Direct Billing System
         Daily Business Reporting


YIELD  MANAGEMENT  SYSTEM:

         Yield Management
         Data Extraction and Conditioning
         Product  Forecasting
         Revenue  Optimization
         Graphical  User  Interface
         Supply  and  Demand
         Availability  by  Length  of  Rental  (AVLLOR)
         Turndowns  and  Denials
         Reservation and Rental History
         Rate Opportunity System
         Yield Management Price   Elasticity   System
         Rateshop   System
         Business  Mix
         Global Distribution System Rate Maintenance
         Rate Availability


MISCELLANEOUS  SYSTEMS:

         Insurance Claim System
         Coupon Tracking System
         Worldwide Reporting System
         Counter Sales Incentive
         Personal Liability and Property Damage Insurance Reserve
         Operating Lease Commitment Reporting Facility
         Treasury Debt Reporting Facility
         Interactive Personnel System
         Name Risk System
         Credit Club Risk
         Standard Interline Passenger Procedure (SIPP)

                          SYSTEM FUNCTION DESCRIPTIONS

FLEET  SYSTEM:

         Fleet Accounting Transaction/System
         Enables the vehicle owner to establish depreciation/interest rates based on a group of vehicles. The system includes depreciation, interest (YTD & MTD), book value (Cap Cost less depreciation and interest) and vehicle status. This System also includes reports to support funding reporting.

         Vehicle Sales Transaction
         Enables the fleet owner to input information on the sale of a vehicle.

         Turnback Transaction
         Enables the Customer to establish turnback criteria based on minimum and maximum time periods and/or mileage.

         Title Tracking System
         Enables the fleet owner to track the status of the vehicle title.

         Purchase of Vehicles
         Provides a facility to create vehicle purchase orders.

         Order System for Cars
         Provides  automated  links to  manufacturers  supported  by  WizCom  to process purchase ordering of cars directly. These links are accomplished using third party software and includes ordering, modifications, feeds to status, delivery reporting, invoice processing and MSO handling.

         Parking Violations Bureau System
         This system takes a feed from the New York Parking Violations Bureau on parking tickets issued and passes back customer data that allows the liability to be transferred to the customer.

         Registration Forms
         Provides a facility to interface with an outside vendor that has the capability to produce Department of Motor Vehicle forms for vehicle registration. This system provides an automated upload to reduce the key entry required to add the vehicle to the Rental system.

         Fleet Distribution Model
         The Fleet Distribution Model (FDM) is a decision support system providing management with analytical tools for formulating, evaluating, and planning vehicle distribution strategies and projecting rental demand. FDM is a mainframe online interactive system designed to improve bottom line performance, fleet utilization, and customer service.

         Fleet Planning System
         The Fleet Planning System, including Operations Research Models, is a comprehensive decision aid used by Fleet Operations/ Administration personnel to develop Fleet Plans and Acquisition Schedules. Acquisition, age, and cost reports based on the Fleet Plans and Acquisition Schedules can also be viewed. The system maintains actual, budget, forecast, and work versions of Fleet Plans and Acquisition Schedules. These versions are used by Fleet Operations/Administration personnel to assist in the budget and monthly forecast planning process.

         Field Fleet Reporting System
         Reporting System used to track vehicle adds, deletes, and ownership transfers. Primary usage to forecast operating fleet size.

         Title Tracking Request
         An automated procedure to request and track titles from Headquarters to Field Operations through either on-line Wizard, Rover transactions or operational inputs.

         Electronic Repair Order
         This is an outside vendor package we interface with which electronically schedules, dispatches and distributes/processes service repair work on the fleet in a completely paperless environment. ERO also provides reporting to track productivity and cash received associated with warranty work.

         Fleet Receivables
         A system to administer the collection of various receivables due from the vehicle manufacturers.

         Invoice System (BARS)
         This system captures and retains invoices received from vehicle manufacturers.

         Fleet Reporting System
         Reports on turnback eligible vehicles, transfers, and various stages of titling.

         Make Model Database
         On-line system managing manufacturers' makes and models. It maintains and supplies vehicle descriptions, car classes and funding methods for use within Wizard.

         Pre-Delivery Inspection
         Creates and reports on vehicle pre-delivery inspections claims for payment interfacing with different vehicle manufacturers via third party software. System also reports on acknowledgement and credit notices for warranty claims.


         Vehicle On-Line Transaction System:

         Purchase Order Database
         A subset of VOLTS (Vehicle On-Line Transaction System) using the Vehicle order database to provide a facility to create purchase orders for vehicles.

         Vehicle Order Database
         A subset of VOLTS (Vehicle On-Line Transaction System) interacting with the purchase order creation providing the selection of different vehicle makes, models, options and special manufacturer incentives.

         Vehicle Order Status
         An automated vehicle reporting system providing the status of vehicle orders.

         Department of Sanitation System
         Provides adds/sales of all fleet inventory for the Northeast zone to the Department of Sanitation.

         Fleet Reconciliation System
         A system used to reconcile any differences between the online inventory add process and the accounting add process.

         Group Rate Depreciation System
         A system used to capture the vehicle inventory, purchases, sales and adjustment information from the MVA and MVS system to produce month Group Depreciation and Investment Credit Reports for select funding types.

         Harris County Tax System
         A system designed to produce a file of vehicles under the ownership of Harris County, Texas for tax purposes.

         Insurance System
         A system designed to review and evaluate accident reports and supporting documents to estimate the monetary value of the company's casualty exposure for each accident based on a determination of coverage, liability, the jurisdiction in which the accident took place and the injuries and/or damage incurred.

         Licensee Reporting System
         Provides our participating licensees a series of reports detailing all their adds, changes and sales for the month.

         Vehicle Damage Claims
         A system responsible for tracking and recovery of damage done on vehicles. This system interfaces with the AIMS system - an image system built by an outside vendor.


SALES  AND  MARKETING  SYSTEM:

         Sales and Marketing Information System
         The Sales and Marketing Information System serves as a repository for data relating to rental activity which contained a Corporate Account Number and/or ARC/IATA (Travel Agency Number). This data includes information such as rentals, revenue, insurance's, method of payment, reservation source, car class utilization, rates and top renting locations. Furthermore, the system includes reporting on commericial travel activity, special services and customer activity reports.

         Marketing Promotions
         Provides a facility to accept, track and report on coupons entered into the system.

         Frequent Traveler Program
         Provides a facility to capture frequent traveler club information as currently supported by WizCom and pass on to the frequent travel partner (e.g. American Advantage) for mileage awarding.

         Frequent Renter Program
         Provides daily tracking of select individual's rental history activity. Enables on-line inquiry and adjustment capability as well as management reports and activity statements.

         Customer Tracking System
         Provides a file to identify and track customer rental activity for direct mailing.

         Account Management Reports System
         Provides activity reports on Corporate Account and Travel Agency.
         It tracks Account      and Sales Representative performance.

         Pricing Model
         The Pricing Model is a strategic tool which assists management in determining profitability and setting pricing structure for corporate accounts.

         IRDB
         An Individual Customer Database detailed by rental transactions that can be assessed for parameter driven queries. The details are stored for two years and segregated by country. This data is the source for Direct Marketing events, studies and analyses.

         Corporate Accounts Rebate Program
         This is a monthly batch reporting system which calculates and reports on Corporate Accounts for which rebates are applied. It provides: rebate statements and check registers (output format needs to be defined by the Customer); accumulation of revenue and transaction date for corporate and travel agency accounts and enables on-line inquiry of rental statistics.

         Telesales System
         This system maintains information about prospective corporate accounts. The system provides the ability to: bulk load leads from outside sources, code leads by source, automatically distributes leads to agents, and generates fulfillment materials. When the account is sold the system will automatically update the Customer Database and assign a customer number.

         Rental Demographic System
         This  provides an  interface  to an outside  vendor  PC-based  software
         package  (i.e.   Equifax)  to   geographically   identify   prospective
         customers; conduct site analysis and profile existing customers.

         Coupon Reporting
         Provides a facility to track and report on coupons entered into the system.

         Worldwide Prestige Issuance
         Reissues all Prestige cardholders worldwide.

         Chairman's Tracking System
         Creates a monthly tracking report for the Chairman's program

         CEO Tracking System
         Creates a monthly tracking report for the CEO program.

         Automated Fulfillment System
         Provides a facility to request fulfillment information from outside vendor for corporate accounts.

         Brochure Request System
         Provides a facility to request fulfillment information from outside vendor for travel agents.

         Wizard Credit Link
         This system takes files provided by American Express, Visa, or Diners Club and updates or creates those customer's Wizard numbers.

         Account Segementation System
         Provides activity reports by corporate and leisure business segements.

         EMP Sales Employee Database
         Serves as a repository for sales employee information to be used for security and access to SAM and for incentive reporting.

         STC Sales STC Database
         Serves as a repository for sales territories and responsible sales representative to be used for security access to SAM and for incentive reporting.

         Share of Market
         Serves as a repository of Avis and competitor market share at airport locations used for management reports.

         Corporate Awards Program
         Facility to capture activity of corporate accounts on program and determine monthly awards to be filled by vendor.


FINANCIAL MANAGEMENT SYSTEM:

         Revenue Distribution System
         Provides ledger with the distribution of revenues, expenses, receivable and payable due on a rental agreement. It also provides management reports of these details. The receivable and intercompany data is interfaced to the Receivable system daily.

         Credit Club Processing System
         Provides the capability to accumulate rental charges on certain credit cards and automatically generates billing to the appropriate credit club organization on a daily basis.

         Receivable System
         Provides the capability to process receivable details for central billing, direct billing, licensees and miscellaneous registers such as unapplied cash, prepaid vouchers, refunds and credit club summary. The system provides on-line control of billing, adjustments, cash payments and collection. It also has a management reporting package.

         Referral Commission System
         Provides the capability to pay a travel agency on referral rentals. The system provides statements and an accounts payable file bimonthly.

         Customer Adjustment System
         Provides the capability to adjust the amount of the billing to the customer or travel agency and automatically issues the credits or debits. The process recalculates the rental, prints a rental facsimile and provides files to feed Accounts Payable and Credit Clubs. The updates to the Accounts Receivable System are done on-line.

         Commission Inquiry System
         Provides the capability to inquire by reservation or rental number the status of commission payment due to Travel Agencies on reservations booked.

         Licensee Composite
         Provides the ability for the customer to generate a statement for licensees.

         Accounts Payable (AP)
         The Accounts Payable system is a package with customization that is used to pay the company's expenses. Data is processed via a batch system and payments checks are generated, both via check and wire transfers (via Treasury). The system provides account distribution to GL, payment history, and cash requirements reporting. A check reconciliation process is provided.

         General Ledger (GL)
         The General Ledger System is a package that has been customize for Avis and is used for processing and reporting of financial and statistical data. Input data is from the various corporate systems (AP, AR, Payroll, etc.), as well as keyedit data from document input. The financial reporting is done monthly. Edits of the data from the various systems is accomplished through the month, as the data becomes available.

         Money Management System (MMS)
         This system is used to summarize deposits made to local banks, based on data from the Wizard reservation system. A daily file is created and electronically transmitted to a concentration bank. This is used as authorization for transferring the deposits on the local banks to the concentrator bank. Various reports are generated for audit and control purposes. Corrections are via a keyedit file, created from document input.

         Time and Attendance (TAA)
         This system is for the collection of time and attendance data using a package and awarding and tracking of benefits, such as vacation and sick time, for exempt as well as hourly personnel. Start and end time for hourly personnel is captured via the use of a magnetic card swipe reader and the employee ID card. A payroll record is created for each hourly employee and the data is electronically transmitted to a Service Bureau (ADP) for payroll check generation.

         Rental Agreement Processing
         Controls the daily processing of the rentals from Wizard daily to the Financial Systems. Also creates the RA History Database which maintains a history of all rentals for an average of six months. The currency and commission calculations are updated in this process.

         Rental Number System
         Maintains the rental agreements by day, week and monthly for reporting. The monthly files are kept indefinitely for audit.

         Balance Forward System
         This is a subsystem of Receivables which creates the reports and statements for Canada's balance forward accounts.

         Register Miscellaneous Reporting
         This Receivable subsystem creates the register reports for the WBO countries' miscellaneous accounts (ie. HDQ Refunds, Deposits, CCB).

         Open Item System
         Creates the statements for Australia and New Zealand in their required format.

         Travel Agency System
         Maintains the database which encompasses the travel agency details for:
         (a) information about the travel agency, eg. names, addresses, etc.
         (b) information required to process commissions for vouchers and referrals.

         Cash Application System
         Controlled application of cash to the Receivable system through multiple functions. The system supplies management reports on-line.

         Invoicing
         Produces the invoices daily for the customer and the travel agency. The system is multi-lingual. It also produces the corrected invoices from adjustments.

         Licensee Chargebacks
         Provides reports to rental management for the chargebacks of Frequent Flyer.

         Country Company Database
         Country/Company database which contains the parameters for the processing of the WBO systems. Examples of the types of data are: rules for accounting utilized by IAJ and RDS, credit club processing fees and merchant information for both corporate and licensee, country system participation.

         Club Red
         Promotional Sales system for bonus payments to the US travel agencies for selling weekend, weekly, monthly and mini lease packages to their clients.

         Preferred Supplier
         Bonus payments to US Travel Agency consortiums for an increase of revenue over last year.

         AIM
         Payment to independent marketing for selling packages to Travel Agencies..

         International Direct Sell
         Is the system that provide the vouchers for prepaid vouchers. It also supplies the billing record to Club Billing and the detail to Receivables.

         User Rental File
         User file of the checking rental agreements which is created daily and accumulated monthly for adhoc reporting.

         Europe File
         Complete download of the Europe rental agreement. This is completed daily.

         Wizard Licensee Billing
         Formatted file of rental agreements and cash records provided to the Licensee for processing through their backoffice systems.

         BIL
         US central billing system which provides cycle statementing and reporting to all corporate and voucher accounts.

         Travel Voucher Processing
         A  reporting   subsystem  of  BIL  containing   the  voucher   required
         information needed to bill selected US travel agencies.

         Roll and Slide Reporting
         Records the roll and slide number of the microfilming of checkout rental agreements and vouchers. The information is stored on the RA History database and a cross-reference microfiche copy.

         Currency Database
         Maintains the history of the currency conversion values for all the countries. It is updated weekly via a file from Citibank.

         Open Rental System
         Captures all of the open rentals from Wizard each night. This is mainly used by Yield management.

         Bonus System
         Creates the travel agency bonus details for countries.

         Direct Billing System
         Batch US receivable system which creates the miscellaneous registers and creates the dunning for Direct Bill. Keypunch supplies the input data for journal entries which are needed by BIL and Composites. There is also a feed to General Ledger.

         Daily Business Reporting
         US system which is used for miscellaneous rental input. It also creates the US composite reports and balance forward.


YIELD  MANAGEMENT  SYSTEM:

         Yield Management
         Yield Management is a decision support tool which provides the facility to predict and control product demand and availability on a daily basis. The primary functions of the system are:

         Data Extraction and Conditioning
         Subsequent to overnight Wizard and back office processing, mainframe Yield Management processes extract reservation, rental, and fleet data and prepare it for use by the system.

         Product Forecasting
         Forecasting for designated Yield Locations is then performed resulting in both location and product level forecasts.

         Revenue Optimization
         Following further data conditioning and application of previously entered user updates, a revenue optimization is performed for each Yield Unit. A linear programming model is used to calculate and recommend the optimal mix of products to be sold over the planning horizon given the current reservation, rental, and fleet information, and the future forecasted demand.

         Graphical User Interface
         The system users view the results via a custom Graphical User Interface
         (GUI) which provides data presentation and summarization across multiple screens. The users have the capability via the GUI to modify fleet availability and product forecasts, and to modify and implement product suspend and shuttling recommendations. Once these modifications are supplied to the system, the user can then rerun the model for the Yield Unit under consideration so that a reoptimization is performed using the most recent user inputs.

         Supply and Demand
         This facility prevents reservation failures by providing the real time reservation system with supply figures generated by the Yield model. Automated vehicle availability suspends will be generated when supply has been exhausted. These suspends will also be reflected dynamically in the Global Distribution Systems.

         Availability by Length of Rental (AVLLOR)
         AVLLOR is a mechanism which controls vehicle availability for specific lengths of rental (LORs) by station, date, and car class. The intent is to maximize vehicle utilization during high demand periods based on recommendations produced by the Yield model. As described above, these suspend actions are implemented via the Yield GUI and transmitted to the Wizard and GDS Systems. A facility also exists to enter them via a mainframe screen.

         Turndowns and Denials
         The purpose of this function is to extract turndown and denial transactions from the Reservation Transaction File (RTF). They are then stored via a tape facility.

         Reservation and Rental History
         In order to support demand forecasting and other functionality, reservation history is maintained for up to one year in the future and historically for as much as two years past. Rental history for open and closed rentals is also maintained for up to two years.

         Rate Opportunity System
         The Rate Opportunity System provides the user with the ability to analyze competitor rates with respect to their own rates and to utilize an alert mechanism which will notify the user of specific competitor price changes. Via an interface to Galileo International, a Global Distribution System (GDS) vendor and a supplier of competitor rate information, WizCom receives daily rate information, rate rules, rate availability, and car availability data for the Yield group and its competitors. AROS includes a custom Graphical User Interface (GUI) whereby the users can view rate information, organize alert criteria, and view alert results. These price changes are transmitted to the Wizard and GDS Systems. Includes a piece of proprietary software from SDT.

         Yield Management Price Elasticity System (YMPES)
         The Yield Management Price Elasticity System (YMPES) will assist management in determining the optimal prices for Leisure and Association segment rental products on a day to day basis by analyzing competitor's status and their own supply to demand ratio. These rate status changes are transmitted to the Wizard and GDS Systems.
         Includes a piece of proprietary software from SDT.

         Rateshop System
         The Rateshop System provides an automated interface to Sabre's Global Distribution System (GDS). This interface allows volume querying of the Sabre database for competitor rate information by batching multiple queries which would otherwise require online entry on an individual basis.

         Business Mix Model
         The Business Mix Model is a quantitative based strategic tool which assists management in planning rental market segment mix as well as further decision making relative to fleet, pricing, marketing/sales programs, and financial planning strategies. The optimal rental business mix over all market segments is determined through a linear programming optimization which maximizes total marginal revenue.

         Global Distribution System Rate Maintenance
         WizCom's links with various Global Distribution Systems (GDS) provide for updating of rates and rate availability within these systems when internal rates and availability are modified. GDS with which interfaces are currently maintained are Sabre, Amadeus, Galileo, and Worldspan.

         Rate Availability
         Rate Availability is a mechanism which controls the availability of selected products. Inventory limits can be controlled by rate products, station, car grouping, and by expected rental dates. Inventory limits are documented with reservation booking and incremented with reservation cancellations. Reservations will not be taken once limits are reached.


MISCELLANEOUS  SYSTEMS:

         Coupon Tracking System
         A reporting system which tracks the redemption of coupons based on completed rental transactions.

         Worldwide Reporting System
         Provides statistics pertinent to rental activity and revenue generated Statistics include: Rental Activity, Vehicle Group Analysis, Rate Analysis, Optional Service Acceptance Rate, and Vehicle Movement Patterns.

         Counter Sales Incentive
         Provides automated tracking of rental sales agents productivity and incentive payments.

         Personal Liability and Property Damage Insurance Reserve
         The Personal Liability and Property Damage (PL - PD) Insurance Reserve provides various statistical and actuarial techniques that are used to analyze the data contained in the Insurance Claims database to predict the reserve requirements. WizCom coordinates with Insurance Department management to refine the methods and to support the quarterly reserve testing process.

         Operating Lease Commitment Reporting Facility
         The Operating Lease Commitment Reporting Facility is a tool used to report on various operating leases and expresses all foreign lease commitments at the current rates of exchange.

         Treasury Debt Reporting Facility
         The Treasury Debt Reporting Facility is a tool used to report and manage debt. The system is an application that performs various interest and principal calculations for various debt vehicles and reporting structures.

         Interactive Personnel System
         A system used to capture non-exempt and union raise information, apply wage increases for field personnel on scheduled raises, and produce PCN detailing applied raise.

         Name Risk System
         A system that tracks high risk individuals by name and driver license.

         Credit Club Risk
         A system that tracks high risk accounts by credit club.

         Standard Interline Passenger Procedure (SIPP)
         A system that utilizes the airline reservation system standards to define our vehicles by similar equipment, car class, etc.

                                   SCHEDULE I

                             TERMINATION ASSISTANCE

1.       Introduction.

In the event of termination of this Agreement, WizCom shall provide Avis with "Termination Assistance," which shall mean such cooperation and assistance as is necessary to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the applicable Services to Avis or its designee (the "Successor"). Avis shall pay WizCom the charges set forth in Schedule C for any Termination Assistance provided.


2.       Assistance to Successor

The Termination Assistance shall consist primarily of the following:

         a.       Providing to the Successor the specific Termination Assistance
                  Services      described in Exhibit 1 to this Schedule I.

         b. Assisting the Successor in developing a plan for the Termination of all requested and appropriate operations from WizCom, which plan shall include performance of the specific Termination Assistance Services reflected in Exhibit 1 to this
                  Schedule I.

         c. Providing to appropriate personnel of the Successor training in the performance of the Services that are to be transferred, as the Successor may reasonably require.

         d. Notifying the Successor of third party services obtained by WizCom that are then dedicated to the performance of the Services, and cooperating with the Successor in its efforts to enter into arrangements with the providers of such third party services (with consent of the provider of such third party services, the Successor may assume WizCom's rights and obligations with respect thereto).

         e. Providing the Successor with other information regarding the Services that is required to implement the Termination plan, and providing such information regarding the Services as necessary for the Successor to assume responsibility for continued performance of the Services in an orderly manner, so as to minimize disruption in the operations of Avis.

         f. Providing to the Successor, if the Successor is not Avis, master file and field descriptions and record layouts, in respect of the Systems, along with run documentation an job control listings, and other similar information necessary for the Successor to provide services to Avis and Avis Authorized Users, all to the extent maintained by WizCom.

Prior to providing any of the foregoing Termination Assistance, WizCom shall receive from the Successor (if the Successor is not Avis) written assurances that the Successor shall maintain the confidentiality of WizCom's Confidential Information (as provided in Section 10.3 of this Agreement) disclosed or provided to the Successor in the course of receiving the Termination Assistance.


3.       Access to Resources.

In providing the Termination Assistance, WizCom shall provide the Successor reasonable access to and use of Equipment, Software, personnel, third parties, and other resources used by Wizcom to provide the Services (collectively "Resources"), and provide to the Successor reasonable information concerning such Resources.

                                   Exhibit I

                    Certain Termination Assistance Services

Specific Termination Assistance to be provided by WizCom under Schedule I shall include the following:

1.       Pre-Migration Services.

     a. Provide to the Successor documentation used by WizCom to provide the Services, including technical documentation.

     b. Review and explain the Procedures Manual to the Successor's operations staff.

     c. Identify and record the release levels for System Software and control such release levels as reasonably required by the Successor for Termination to the Successor's processing environment.

     d. Freeze all discretionary Software changes unless otherwise requested by Avis, other than Maintenance necessary to address processing problems.

     e. Provide Assistance to the Successor in notifying outside vendors of the procedures to be followed during the migration.

     f. Review test and production Software libraries with the Successor's operations staff.

     g. Assist the Successor in establishing naming conventions.

     h. Assist the Successor in its analysis of the space required for Software libraries.

     i. Subject to the provisions of this Agreement relating to Avis's rights and obligations with respect to Software:

                  (1) generate and provide a tape and computer listing for the source code for the Systems, Avis Software (and any Third Party Software if permitted) in a form reasonably requested; and

                  (2) deliver source and object code, related work product (as such work product has been maintained by WizCom), technical specifications and materials and user documentation for the Systems, Avis Software (and Third Party software if permitted) to Avis.

     j. Provide a reasonably number of copies of the Avis's DASD volumes as requested by Successor.

     k. Cooperate with the Successor in the preparation and conduct of migration testing.

     l. Provide reasonably access to WizCom personnel performing the Services.

         m.       Provide interim tapes of Avis Data, as reasonably requested.


2.       Migration Services.

     a. Unload all requested Avis Data files and other Confidential Information from the Systems. Return (or, at Avis's request, destroy) all Avis Data and other Confidential Information.

     b. Deliver all reasonably number of copies of tapes of all requested Avis Data files and printouts of a content listing of Avis Data files if available and requested by Avis, and, to the extent requested but not available, provide such content listing as a Project.

     c. Provide reasonably assistance to the Successor in loading the data files.

     d. Provide reasonable assistance to the Successor with the turnover of operational responsibility, including providing assistance and cooperation in the execution of parallel operation and testing.


3.       Post-Migration Services.

After the migration for the period set forth in Section 16.6(b), wizCom shall provide additional assistance as reasonably requested by Avis to assure continuity of operations. WizCom shall return to Avis or destroy, at Avis's request, any remaining property of Avis in its possession or under its control, including any remaining reports, Avis Data and other Confidential Information of Avis.

                                   SCHEDULE J

                           SOFTWARE ESCROW AGREEMENT


     This Software Escrow Agreement dated as of , 199 (hereinafter "Escrow Agreement") among Avis Rent A Car System, Inc. ("Avis"), a Delaware corporation, WizCom International, Ltd. ("WizCom"), a Delaware Corporation, and The Dime Savings Bank of New York FSB (the "Escrow Agent").

                              W I T N E S S E T H

         WHEREAS, WizCom and Avis have entered into a Computer Services Agreement effective July 30, 1997 (the "Computer Services Agreement") whereby WizCom will provide computer services to Avis and permit Avis to participate in the Systems (as defined in the Computer Services Agreement); and

         WHEREAS, to the extent that WizCom has licensed or in some other way has ownership rights to source code of a particular system and/or Software, WizCom has agreed to place a tape containing the source code corresponding to the Software for the Systems in escrow to be released to Avis by Escrow Agent upon the occurrence of certain events; and

         WHEREAS, WizCom and Escrow Agent have entered into a lease for storage of the Source Code corresponding to the Software at Escrow Agent's facility in Carle Place, New York (the "Lease");

         NOW, THEREFORE, the parties agree as follows:


     1. Definitions. In this Agreement, unless otherwise defined below, all terms shall have the meanings set forth in the Computer Services Agreement.

For purposes of this Agreement:

         (a) "Depository" shall mean The Dime Savings Bank of New York FSB under this Escrow Agreement or any other bank which enters into an agreement with WizCom for storage of the Source Code upon termination of the Lease.

         (b) "Owners" shall mean WizCom, and any third party owners of portions of the Software who have licensed WizCom to utilize such portions of the Software.

         (c) "Source Code" shall mean human-readable, computer programming code and associated procedural code corresponding to the Software.


     2. Escrow Materials. WizCom hereby authorizes Escrow Agent to release the copy of the Source Code and all corrections, improvements, updates or enhancements of the Source Code made by the Owners of the Software (the "Escrow Materials") which Escrow Agent stores for WizCom pursuant to this Escrow Agreement upon compliance with the provisions of paragraph 7 hereof and as stated, in particular, in paragraphs 7.6 and 8 of this Agreement.


3. Location of Escrow Materials. Until the Escrow Materials are released to Avis in accordance with the terms of this Agreement, Escrow Agent shall keep the Escrow Materials in a safety deposit box or other durable container in a secure place that is suitable for safekeeping. Escrow Agent shall not be responsible for providing any special atmospheric conditions for the safekeeping of the Escrow Materials; however, the container used for safekeeping the Escrow Materials shall be securely locked when not in use, and only available to authorized individuals who are (i) both employed by Escrow Agent on a full-time basis and subject to the confidentiality obligations contained herein or (ii) employed by WizCom and depositing updated Source Code pursuant to paragraph 4 of this Agreement. Escrow Agent shall not be required to carry any specific insurance for its facilities or the Escrow Materials.


4. Update and Maintenance of Source Code. During the term of this Agreement, WizCom shall keep the Source Code stored by Escrow Agent pursuant to this Escrow Agreement fully current by depositing all supporting documentation, if any, and related materials for each update, correction or new release of the Software at the same time as the same are incorporated into the Systems.


5. Verification of Source Code. Avis may appoint, at its expense, an independent firm of certified public accountants of national reputation to inspect, review and test the Escrow Materials (under obligations of confidentiality) at any time during the term of this Agreement to verify that they contain true and accurate versions of the Source Code. Escrow Agent shall permit such inspections, review and testing shall be conducted at a location to be approved by WizCom, such approval not to be unreasonably withheld or delayed.


     6. Holding of Escrow Materials. Escrow Agent shall hold the Escrow Materials in safekeeping and confidence and Escrow Agent agrees not to disclose the Escrow Materials to any party except as specifically provided herein.


7.       Release of Escrow Materials to Licensee.

         7.1 The Escrow Materials shall be released to Avis only in accordance with the terms of this Escrow Agreement. In the event the Escrow Materials are so released, the receipt and use of the Escrow Materials by Avis as provided in this Escrow Agreement shall be non-transferable and non-exclusive, and only for the purpose specified in the Computer Services Agreement. Escrow Agent and Avis acknowledge that title to the Escrow Materials remains in the Owners at all times and that the Escrow materials constitute the Owners' proprietary trade secrets and confidential information which are not to be disclosed, released, used or transferred in any manner other than as specifically and expressly permitted by this Agreement and the Computer Services Agreement.

              Furthermore, Avis acknowledges that the Software may be stored, and the Escrow Materials duplicated, in a format which contains libraries of third party software which WizCom does not have the right to release ("Vendor Software") and which WizCom does not authorize Avis to use. Therefore, Avis understands and agrees that promptly after release of the Escrow Materials to Avis it will isolate the Software from Vendor Software, and either destroy the Vendor Software in its possession or obtain a license form any such third party owner of the Vendor Software for use of same.

         7.2  Release of the Escrow Materials to Avis shall occur in the event:

                  (a) A petition is presented against WizCom for its liquidation and such petition is not dismissed within one hundred eighty (180) days of receipt of notice of the presentation of such petition.

                  (b) That a receiver, trustee, liquidator, or administra-tor shall have been appointed for the business of WizCom.

                  (c) That bankruptcy, reorganization, insolvency or arrangements or proceedings under any other laws relating to the relief of debtors shall be commenced by or against WizCom and shall not be dismissed within one hundred eighty (180) days of receipt of notice of commencement of such proceedings.

                  (d) WizCom refuses to provide Avis with a copy of the Software as required in the circumstances specifically described in the Computer Services Agreement.

         7.3 Upon the occurrence of an event in paragraph 7.2, Avis must give a written notice simultaneously to Escrow Agent and WizCom which meets the following requirements:

     (a) be clearly and conspicuously labeled "Notice to Release Software";

     (b) specifically refer to this Agreement;

     (c) specify the nature and circumstance of the event giving rise to such notice;

     (d) specifically identify the Escrow Materials; and

     (e) demand delivery of the Escrow Materials to Avis as provided in this Agreement.

         7.4 Upon receipt of the Notice to Release, Escrow Agent shall send immediately by fax transmission, a copy of the Notice to Release to WizCom immediately by fax transmission.

         7.5 If WizCom desires to dispute the contents of the Notice to Release, WizCom shall deliver to Escrow Agent, within five (5) business days after receipt of the

              Notice of Release as provided in Paragraph 7.4 an affidavit sworn by the Chief Executive Officer of WizCom (hereinafter called "Affidavit Challenging Release") stating the date of receipt by WizCom of its copy of the Notice to Release from Escrow Agent, that none of the events set forth in Paragraph 7.2 have occurred, and WizCom's specific reasons of asserting that no such event has occurred. Upon receipt by Escrow Agent of the Affidavit Challenging Release within the period referred to above, the provisions of Paragraph 8 shall apply and Escrow Agent shall deliver the Affidavit Challenging Release to Avis immediately by fax transmission.

     7.6 If Escrow Agent does not receive from WizCom the Affidavit Challenging Release within the period referred to in Paragraph 7.5, Escrow Agent shall and is authorized hereby to deliver to Avis and WizCom a written notice evidencing delivery of the Escrow Materials, specifying the original location of the Escrow Materials and the expected date and method of delivery of the Escrow Materials to Avis. Escrow Agent shall obtain from Avis a receipt for the Escrow Materials upon their delivery to Avis, and shall promptly give WizCom a copy of that receipt. Avis's use of the Escrow Materials shall be subject to the restrictions in Paragraph 7.2 of this Agreement.

     7.7 Avis may withdraw a Notice of Release which it has given Escrow Agent at any time by written notice to such effect.


8. Disputes. In the event that Escrow Agent has received the Affidavit Challenging Release referred to in Paragraph 7.5, Escrow Agent shall not release the Escrow Materials. If the Parties are unable to resolve the dispute in a satisfactory manner within ten (10) days, either WizCom or Avis may seek binding arbitration of the dispute by notifying Escrow Agent whereupon the dispute regarding the release of the Escrow Materials shall be submitted to binding arbitration. The arbitration proceeding shall be conducted according to the then current rules of the American Arbitration Association, by a single arbitrator selected by Escrow Agent. The sole issue of arbitration shall be whether an event under Paragraph 7.2 of this Agreement has occurred. If the arbitrator so determines that an event under Paragraph 7.2 has occurred, the arbitrator shall notify the parties and Escrow Agent shall immediately deliver the Escrow Materials to Avis. The decision of the arbitrator shall be final and binding on WizCom and Avis and may be entered and enforced in any state court of New York by either party. Each party shall bear its own expenses of arbitration and all proceedings related thereto shall be conducted in the City of Mineola, State of New York.


9.  Payment to Escrow Agent.

      9.1 Avis shall pay the reasonable fees charged by Escrow Agent for performance of services under this Agreement as specified on Exhibit A.

      9.2 In the event that Avis is in breach of the payment of fees and such breach continues for at least thirty (30) days after Avis has received from Escrow Agent a written notice of arrears addressed as provided in Paragraph 13.5.2 (c) specifying the amount due and stating that this Agreement will terminate unless payment is made within thirty (30) days, then Escrow Agent promptly shall notify WizCom of the breach of Avis and, upon receipt by Escrow Agent from WizCom of payment of all fees due to Escrow Agent, this Agreement shall be considered null and void.


10.   Limitation on Obligation of Escrow Agent.

      10.1 Escrow Agent shall not be required to inquire into the truth of any statements or representations contained in any notices, certificates or other documents provided under this Agreement, and it shall be entitled to assume that the signatures on documents are genuine and that the persons signing such documents are authorized to execute the documents. Escrow Agent may require WizCom and Avis to provide additional documents to it that it deems necessary or desirable to assist it in performing obligations under this Agreement.

     10.2 WizCom and Avis, severally and jointly, hereby do release Escrow Agent from any and all liability for losses, damages and expenses (including attorney fees) that may be incurred on account of any action taken or not taken by Escrow Agent in good faith pursuant to this Agreement, and such parties do hereby severally and jointly indemnify Escrow Agent and undertake to hold harmless Escrow Agent from and against any and all claims, demands, or actions arising out of or resulting from such performance by Escrow Agent under this Agreement.


11.   Confidentiality and Use of Escrow Materials.

      11.1 The Escrow Materials released to Avis under this Agreement shall be used by Avis solely for the purposes set forth in the Computer Services Agreement. Avis shall treat and preserve the Escrow Materials as a trade secret of the Owners in accordance with the same practices employed by Avis to safeguard its own trade secrets and confidential information against unauthorized use and disclosure.

      11.2 The obligations of this Paragraph 11 shall survive the termination of this Agreement for any reason and shall continue for as long as the Escrow Materials continue to embody trade secrets of the Owners.


12.   Term of Agreement.

      12.1 The term of this Agreement shall commence on the date set forth above and shall continue until the Escrow Materials shall be transferred to Avis pursuant to the terms of this Agreement, or, if such transfer shall not have so occurred, the Agreement shall terminate at the end of the Computer Services Agreement.

      12.2 If the Lease is terminated, the parties agree to execute a new software escrow agreement on substantially the same terms as this Agreement with a new Depository as escrow agent.

13.   General.

      13.1 Amendment. This Agreement can only be amended by a written amendment signed in advance by authorized representatives of WizCom, Avis and Escrow Agent.

          13.2 Assignment. No party to this agreement may assign its rights or delegate its obligations under this Agreement without the prior written consent of all other parties. Any attempt or purported assignment or delegation in violation hereof shall be null and void. Notwithstanding the above, any party may assign company with which it merges or consolidates, or to which it sells all or substantially all of its business assets, provided that such assignee agrees in writing to be bound by this Agreement. Furthermore, Avis may assign this Agreement under the circumstances contemplated in the Computer Services Agreement.

      13.3 Entire Agreement. This Agreement, together with the applicable terms of the Computer Services Agreement, contains the entire agreement among the parties with respect to its subject matter and all prior and contemporaneous statements, promises, warranties, and representations not contained in this Escrow Agreement are hereby excluded and cancelled.

      13.4 Exhibits. The terms and conditions of the Exhibit attached to this Agreement are incorporated by this reference and made a part of this Agreement.

      13.5    Notices.

     13.5.1 All notices required or permitted under this Agreement shall bein in writing and shall be sent and deemed given: (i) if delivered by hand with receipt obtained, on the date of delivery, of (ii) if sent by certified or registered mail, postage pre-paid return receipt requested, on the date of receipt, or (iii) if sent by facsimile transmission, on the date of receipt, provided that the sender obtains oral confirmation from the recipient that the transmission is complete and has been received in legible form.

              13.5.2       Notices shall be sent to the following addresses:

     a. To WizCom:

     HFS Incorporated
     6 Sylvan Way Parsippany,  NJ 07054
     Attn: Jeanne M. Murphy,Esq. Sr. Vice President
     Fax: (516) 222-4381

     b. To Escrow Agent:

       The Dime Savings Bank of New York FSB
       400 Old Country Road

       Carle Place, NY 11514
       Attn: Bank Manager
       Fax: (516) 334-1807

      c.       To Avis:

       Avis Rent A Car System, Inc.
        900 Old Country Road
        Garden City, NY 11530
        Attn:  Sr. Vice President & General Counsel
        Fax: 516-222-3751

     13.6 Governing Law. The law governing the interpretation and enforcement of this Agreement shall be the laws of the State of New York.

     13.7 Severability. If any term or condition of this Agreement shall be held to be invalid or unenforceable, then that term or condition shall be severed from the other terms and conditions and shall not affect their validity.

     13.8 Waiver. No term or condition of this Agreement shall be waived and no breach excused unless the waiver or consent is in writing signed by the party to be charged therewith.

                    INTENTIONALLY LEFT BLANK BY BOTH PARTIES

         IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed by their respective duly authorized representatives as of the date first above written.

THE DIME SAVINGS BANK                               AVIS RENT A CAR SYSTEM, INC.
OF NEW YORK, FSB

By:                                                 By:

Name:                                               Name:

Title:                                              Title:

Date:                                               Date:


WIZCOM INTERNATIONAL, LTD.

By:

Name:

Title:

Date:

                                   EXHIBIT A
                                       TO
                           SOFTWARE ESCROW AGREEMENT


     $135 per year, which fee is subject to change per the Escrow Agent's safe deposit fee schedule

                                   SCHEDULE K
                               EXCLUSIVE SYSTEMS


Fleet System:

     Fleet Distribution Model
     Field Fleet Reporting System
     Vehicle On-Line Transaction System
         Purchase Order Database
         Vehicle Order Database
     Insurance System
     Vehicle Damage Claims


Sales and Marketing System:

     Sales and Marketing System
     Marketing Promotions
     Frequent Renter Program
     Customer Tracking System
     Account Management Reports System
     Pricing Model
     IRDB
     Corporate Accounts Rebate Program Telesales System Rental Demographic System Coupon Reporting Worldwide Prestige Issuance Chairman's Tracking System CEO Tracking System Automated Fulfillment System Brochure Request System Wizard Credit Link CAW Corporate Awards System PSI (for Preferred Supplier Agreements) Sales Incentive System
              EMP Sales Employee Database
              STC Sales STC Database


Financial Management System:

     Travel Agency System (not including that portion which maintains travel agency details)
     Club Red
     User Rental File
     Bonus System

Yield Management System:

     Yield Management
         Data Extraction and Conditioning
         Product Forecasting
         Revenue Optimization
         Graphical User Interface
         Supply and Demand
         Availability by Length of Rental (AVLLOR)
         Turndowns and Denials
         Reservation and Rental History
     Rateshop System
     Business Mix


Miscellaneous System:

     Insurance Claim System
     Coupon Tracking System
     Worldwide Reporting System
     Personal Liability and Property Damage Insurance Reserve